UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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SkyWest, Inc.
(Name of Registrant as Specified In Its Charter)

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SkyWest, Inc.
444 South River Road    •    St. George, UT 84790

March 18, 2015

Dear Shareholder:

        You are invited to attend the Annual Meeting of Shareholders of SkyWest, Inc. scheduled to be held at 11:00 a.m., Tuesday, May 5, 2015, at our headquarters located at 444 South River Road, St. George, Utah, 84790.

        The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the items to be considered and acted upon by shareholders.

        Your vote is very important. Whether you plan to attend the Annual Meeting or not, we urge you to vote your shares as soon as possible. This will ensure representation of your shares at the Annual Meeting if you are unable to attend.

        We are pleased to make these proxy materials available over the Internet, which we believe increases the efficiency and reduces the expense of our annual meeting process. As a result, we are mailing to shareholders a Notice of Internet Availability of Proxy Materials (the "Notice") instead of paper copies of these proxy materials and our 2014 Annual Report. The Notice contains instructions on how to access those documents over the Internet or request that a full set of printed materials be sent to you. The Notice also gives instructions on how to vote your shares.

        We look forward to seeing you at the Annual Meeting.

Sincerely,

Jerry C. Atkin
 Chairman and Chief Executive Officer

SkyWest, Inc.
444 South River Road    •    St. George, UT 84790

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
OF SKYWEST, INC.

Date:	Tuesday, May 5, 2015
Time:	11:00 a.m., Mountain Daylight Time (MDT)
Place:	SkyWest, Inc. Headquarters 444 South River Road St. George, Utah 84790
Purposes:	1.	To elect eight directors of SkyWest, Inc. (the "Company"), to serve until the next Annual Meeting of the Company's shareholders and until their successors are duly elected and qualified;
	2.	To conduct an advisory vote on a non-binding resolution to approve the compensation of the Company's named executive officers;
	3.	To ratify the appointment of Ernst & Young, LLP to serve as the Company's independent registered public accounting firm (independent auditors) for the year ending December 31, 2015; and
	4.	To transact such other business that may properly come before the Annual Meeting and any adjournment thereof.
Who Can Vote:	Shareholders at the close of business on March 4, 2015.
How You Can Vote:	Shareholders may vote at the Annual Meeting, or in advance over the Internet, by telephone, or by mail.

By authorization of the Board of Directors

Eric J. Woodward
 Chief Accounting Officer

March 18, 2015

Proxy Statement for the
Annual Meeting of Shareholders of
SKYWEST, INC.

To Be Held on Tuesday, May 5, 2015

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF SHAREHOLDERS
OF

SKYWEST, INC.

TUESDAY, MAY 5, 2015

OVERVIEW

Solicitation

        This Proxy Statement, the accompanying Notice of Annual Meeting, proxy card and the Annual Report to Shareholders of SkyWest, Inc. (the "Company" or "SkyWest") are being mailed on or about March 18, 2015. The Board of Directors of the Company (the "Board") is soliciting your proxy to vote your shares at the Annual Meeting of the Company's Shareholders to be held on May 5, 2015 (the "Meeting"). The Board is soliciting your proxy in an effort to give all shareholders of record the opportunity to vote on matters that will be presented at the Meeting. This Proxy Statement provides information to assist you in voting your shares.

What is a proxy?

        A proxy is your legal designation of another person to vote on your behalf. You are giving the individuals appointed by the Board as proxies (Jerry C. Atkin and Eric J. Woodward) the authority to vote your shares in the manner you indicate.

Why did I receive more than one notice?

        You may receive multiple notices if you hold your shares in different ways (e.g., joint tenancy, trusts, or custodial accounts) or in multiple accounts. If your shares are held by a broker (i.e., in "street name"), you will receive your notice or other voting information from your broker. In any case, you should vote for each notice you receive.

Voting Information

Who is qualified to vote?

        You are qualified to receive notice of and to vote at the Meeting if you owned shares of common stock of SkyWest (the "Common Stock") at the close of business on the record date of Wednesday, March 4, 2015.

How many shares of Common Stock may vote at the Meeting?

        As of March 4, 2015, there were 51,591,880 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented at the Meeting.

What is the difference between a "shareholder of record" and a "street name" holder?

        If your shares are registered directly in your name with Zion's First National Bank, the Company's transfer agent, you are a "shareholder of record." If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a "street name" holder.

How can I vote at the Meeting?

        You may vote in person by attending the Meeting. You may also vote in advance over the Internet, or by telephone, or you may request a complete set of traditional proxy materials and vote your proxy by mail. To vote your proxy using the Internet or telephone, see the instructions on the proxy form and have the proxy form available when you access the Internet website or place your telephone call. To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the instructions on the card.

What are the Board's recommendations on how I should vote my shares?

        The Board recommends that you vote your shares as follows:

Proposal 1—FOR the election of all eight nominees for director with terms expiring at the next annual meeting of the Company's shareholders.
Proposal 2—FOR the non-binding resolution to approve the compensation of the Company's named executive officers.
Proposal 3—FOR the ratification of the appointment of Ernst & Young, LLP as the Company's independent registered public accounting firm (independent auditors) for the year ending December 31, 2015.

What are my choices when voting?

Proposal 1—You may cast your vote in favor of up to eight individual director-nominees. You may vote for less than eight director-nominees if you choose. You may also abstain from voting.

Proposals 2 and 3—You may cast your vote in favor of, or against, each proposal. You may also abstain from voting,

How will my shares be voted if I do not specify how they should be voted?

        If you execute the enclosed proxy card without indicating how you want your shares to be voted, the proxies appointed by the Board will vote as recommended by the Board and described previously in this section.

How will withheld votes, abstentions and broker non-votes be treated?

        Withheld votes, abstentions and broker non-votes will be deemed as "present" at the Meeting, and will be counted for quorum purposes only.

Can I change my vote?

        You may revoke your proxy before the time of voting at the Meeting in any of the following ways:

  •
  by mailing a revised proxy card to the Chief Accounting Officer of the Company;

  •
  by changing your vote on the Internet website;

  •
  by using the telephone voting procedures; or

  •
  by voting in person at the Meeting.

What vote will be required to approve each proposal?

        Proposal 1 provides that the eight director-nominees who receive a majority of the votes cast with respect to his or her election will be elected as directors of the Company. This means that the number of shares voted "for" the election of a director must exceed the number of shares voted "against" the election of that director.

        Proposals 2 and 3 will be approved if the number of votes cast, in person or by proxy, in favor of a particular proposal exceeds the number of votes cast in opposition to the proposal. Proposal 2 is an advisory vote only, and has no binding effect on the Board or the Company.

Who will count the votes?

        Representatives from Zion's First National Bank, the Company's transfer agent, or other individuals designated by the Board, will count the votes and serve as inspectors of election. The inspectors of election will be present at the Meeting.

Who will pay the cost of this proxy solicitation?

        The Company will pay the costs of soliciting proxies. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Common Stock.

Is this Proxy Statement the only way proxies are being solicited for use at the Meeting?

        Yes. The Company does not intend to employ any other methods of solicitation.

How are proxy materials being delivered?

        The Company is pleased to take advantage of U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, the Company is mailing to most of its shareholders a Notice of Internet Availability of Proxy Materials (the "Notice") instead of a paper copy of this Proxy Statement and the Company's 2014 Annual Report to Shareholders. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of the Company's proxy materials, including this Proxy Statement, the 2014 Annual Report to Shareholders and a form of proxy card or voting instruction card. All shareholders who do not receive a Notice will receive a paper copy of the proxy materials by mail. The Company believes this process will allow it to provide its shareholders with the information they need in a more efficient manner, while reducing the environmental impact and lowering the costs of printing and distributing these proxy materials.

PROPOSAL 1
ELECTION OF DIRECTORS

Composition of the Board

        The Board currently consists of nine directors. All directors serve a one-year term and are subject to re-election each year.

        The current composition of the Board is:

  •
  Jerry C. Atkin, Chairman

  •
  W. Steve Albrecht

  •
  Margaret S. Billson

  •
  Henry J. Eyring

  •
  Ronald J. Mittelstaedt

  •
  Robert G. Sarver

  •
  Keith E. Smith

  •
  Steven F. Udvar-Hazy

  •
  James L. Welch

The Board Recommends That Shareholders Vote FOR All Eight Nominees Listed Below.

Nominees for Election as Directors

        At the Meeting, the Company proposes to elect eight directors to hold office until the 2016 Annual Meeting of Shareholders and until their successors have been elected and have qualified. The eight nominees for election at the Meeting are listed below. All of the nominees have consented to be named as a nominee, and, other than Andrew C. Roberts, all of the nominees are currently serving as a director of the Company. Mr. Robert G. Sarver and Ms. Margaret S. Billson, who have served as directors of the Company since 2000 and 2006 respectively, have declined to stand for re-election at the Meeting. Upon learning of Mr. Sarver and Ms. Billson's decisions, the Nominating and Corporate Governance Committee of the Board commenced a search to identify qualified individuals to fill the vacancies anticipated to result from Mr. Sarver and Ms. Billson's departures. As a result of that search, the Nominating and Corporate Governance Committee identified Mr. Roberts as a possible candidate to serve as a director of the Company. After further review and interviews, the Nominating and Corporate Governance Committee recommended to the Board that Mr. Roberts be nominated for election as a director of the Company at the Meeting. The Board considered the recommendation of the Nominating and Corporate Governance Committee, and has nominated Mr. Roberts for election as a director of the Company at the Meeting. Accordingly, shareholders voting in person or by proxy at the Meeting may only vote for eight nominees. The Nominating and Corporate Governance Committee is continuing its search to identify a qualified individual to fill the remaining anticipated vacancy on the Board. If, prior to the Meeting, any of the nominees becomes unable to serve as a director, the Board may designate a substitute nominee. In that event, the persons named as proxies intend to vote for the substitute nominee designated by the Board.

        The Board and the Nominating and Corporate Governance Committee believe that each of the following nominees possesses the experience and qualifications that directors of the Company should possess, as described in detail below, and that the experience and qualifications of each nominee compliments the experience and qualifications of the other nominees. The experience and qualifications of each nominee, including information regarding the specific experience, qualifications, attributes and skills that led the Board and its Nominating and Corporate Governance Committee to conclude that he or she should serve as a director of the Company at the present time, in light of the Company's business and structure, are set forth on the following pages.

Jerry C. Atkin

Age:	66
Director Since:	1974
Committees:	None
Principal Occupation:	Chairman of the Board and Chief Executive Officer of the Company and its two operating subsidiaries, SkyWest Airlines, Inc. ("SkyWest Airlines") and ExpressJet Airlines, Inc. ("ExpressJet")
Experience:
Mr. Atkin joined the Company in July 1974 as a director and the Company's Director of Finance. In 1975, he assumed the office of President and Chief Executive Officer and was elected Chairman of the Board in 1991. Mr. Atkin served as President of the Company until 2011. Prior to joining the Company, Mr. Atkin was employed by a public accounting firm and is a certified public accountant.

The Board nominated Mr. Atkin to serve as a director, in part, because Mr. Atkin is the Company's Chief Executive Officer and has more than 40 years of experience with the Company. He is the only officer of the Company nominated to serve as a director, and plays a critical role in communicating the Board's expectations, advice and encouragement to approximately 18,500 full-time equivalent employees of the Company. Mr. Atkin has a deep knowledge and understanding of the Company, SkyWest Airlines and ExpressJet, as well as the regional airline industry. Mr. Atkin also performs an extremely valuable role as the Chairman of the Board, providing critical leadership and direction to the Board's activities and deliberations. The Board also believes Mr. Atkin's values and integrity are tremendous assets to the Company and its shareholders.
Other Directorships:	Mr. Atkin currently serves as a director of Zion's Bancorporation, a regional bank holding company based in Salt Lake City, Utah ("Zions").

W. Steve Albrecht

Age:	68
Director Since:	2012 (Also served as a director of the Company from 2003 until 2009)
Committees:	Chairman of the Audit and Finance Committee; Member of the Safety and Compliance Committee; Audit Committee Financial Expert
Principal Occupation:	Professor at Brigham Young University
Experience:
Mr. Albrecht, a certified public accountant, certified internal auditor, and certified fraud examiner, joined the faculty of Brigham Young University in 1977, after teaching at the University of Illinois and Stanford University. At Brigham Young University, he served as director of the School of Accountancy (from 1990 to 1999) and as associate dean of the Marriott School (from 1999 to 2008). He served as the President of the Japan Tokyo Mission of The Church of Jesus Christ of Latter-day Saints from July 2009 to July 2012. Mr. Albrecht has also served as the President of the American Accounting Association, the Association of Certified Fraud Examiners and Beta Alpha Psi. He has also served as a member of the Committee of Sponsoring Organizations of the Treadway Commission (also known as "COSO"); the Financial Accounting Standards Advisory Committee, an advisory committee to the Financial Accounting Standards Board (the "FASB") and the Governmental Accounting Standards Board (the "GASB"); and the Financial Accounting Foundation that oversees the FASB and GASB. Mr. Albrecht has consulted with many major corporations and other organizations and has been an expert witness in over 35 major financial statement fraud cases.

The Board recognizes Mr. Albrecht's valuable contribution as a director of the Company from 2003 through 2009 and since his re-election in 2012, including his service as the Chairman of the Audit and Finance Committee. The Board nominated Mr. Albrecht because of his exceptional academic and professional record, his many achievements, awards and other forms of recognition in the accounting profession, his extensive training in accounting practices and fraud detection, and his outstanding past service on the Board.
Other Directorships:	Mr. Albrecht currently serves as a director of Red Hat, Inc. and Cypress Semiconductor.

Henry J. Eyring

Age:	51
Director Since:	2006 (Also served as a director of the Company from 1995 until 2003)
Committees:	Chairman of the Compensation Committee; Member of the Audit and Finance Committee
Principal Occupation:	Advancement Vice President at Brigham Young University Idaho
Experience:
Mr. Eyring has served in various positions of administration at Brigham Young University Idaho since 2006. Mr. Eyring was President of the Japan Tokyo North Mission of The Church of Jesus Christ of Latter-day Saints from 2003 until 2006. From 2002 until 2003 he was a special partner with Peterson Capital, a private equity investment firm; from 1998 through 2002, he was the Director of the Masters of Business Administration Program at Brigham Young University.

The Board recognizes the strong business and strategic consulting experience Mr. Eyring contributes to the Board's direction of the Company. In addition to the recent experience summarized above, Mr. Eyring was previously engaged with the Monitor Company, an internationally-recognized management consulting firm. Mr. Eyring is a sound strategic thinker who possesses the unique ability to apply his academic thought and studies to the practical day-to-day challenges of the Company's operations. His thoughtful application of business and legal principles has been a valuable contribution to his service as the Chairman of the Compensation Committee.

Ronald J. Mittelstaedt

Age:	51
Director Since:	2013
Committees:	Member of the Compensation Committee; Member of the Safety and Compliance Committee
Principal Occupation:	Chairman and Chief Executive Officer of Waste Connections, Inc.
Experience:
Mr. Mittelstaedt is Chairman and CEO of Waste Connections, Inc., a company he founded in 1997 ("Waste Connections"). Under Mr. Mittelstaedt's leadership, Waste Connections has become the third largest company in the North American solid waste and recycling industry, employing more than 7,000 people nationwide. Mr. Mittelstaedt also established the RDM Positive Impact foundation in 2004 to improve the lives of underprivileged and at-risk children. Prior to his career in waste management, he spent three years in the air freight industry. The common stock of Waste Connections is traded on the New York Stock Exchange. Mr. Mittelstaedt holds a bachelor's degree in Business Economics and Finance from the University of California—Santa Barbara.

The Board recognizes Mr. Mittelstaedt's expertise in making large capital equipment decisions, extensive experience working with groups of diverse employee in various geographic regions and history of developing an organizational culture of strong work ethics. Mr. Mittelstaedt also contributes to the Board his insight as an experienced chief executive officer of a publicly-traded company, which the Board has found valuable in its deliberations.
Other Directorships:
Mr. Mittelstaedt currently serves as Chairman of the Board for Waste Connections, as a director of Mattress Firm, a leading specialty retailer of mattresses and accessories, and as a director of Pride Industries, a non-profit organization which provides manufacturing, supply chain, logistics and facilities services to public and private organizations nationwide while creating jobs for people with disabilities.

Andrew C. Roberts

Age:	54
Director Since:	Mr. Roberts has been nominated to serve as a director, but is not currently serving as a director.
Committees:	If Mr. Roberts is elected as a director, the Board will determine his committee assignment(s).
Principal Occupation:
President and Chief Executive Officer of Align Aerospace LLC, a global distributor of aerospace fasteners and other hardware, and a provider of supply chain services, primarily to aerospace original equipment manufacturers (OEMs) and OEM suppliers ("Align Aerospace").
Experience:
Mr. Roberts has served as the President and Chief Executive Officer of Align Aerospace since May, 2014. Prior to joining Align Aerospace, Mr. Roberts served as the President and Chief Executive Officer of Permaswage Holding S.A.S., a designer and manufacturer of fluid fitting products, providing proprietary and standard components, tooling, and training to major aerospace companies ("Permaswage"), from 2009 until 2014 when Permaswage was acquired by Precision Castparts Corp. Mr. Roberts also has significant experience in the management and operation of mainline and regional airlines from 1997 until 2008. During this time Mr. Roberts served in multiple executive positions including periods as Executive Vice President, Operations, of Northwest Airlines, Inc. ("Northwest"), a major international airline, and the Chairman of the Board and Chief Executive Officer of MCH, Inc., the holding company of Mesaba Airlines, a regional airline operating in the mid-western and northern United States, and Compass Airlines, a regional airline operating in the northern and eastern United States, and Senior Vice President of Technical Operations and Vice President of Materials Management Operations of Northwest. From 2000 until 2008, Mr. Roberts also served as Chairman of the Board of Aeroxchange Ltd., an aviation equipment purchasing portal established by 13 international airlines to create a global, neutral e-commerce platform designed to support the aviation supply chain. Mr. Roberts holds a Bachelor of Science (with Honors) degree in Engineering from the University of Birmingham and a Post Graduate Diploma in Manufacturing Engineering from Coventry University. It is the Board's understanding that, if Mr. Roberts is elected at the Meeting, he would be an independent director, as defined by The Nasdaq Global Select Market.

Mr. Roberts' nomination for service as a director by the Board and its Nominating and Corporate Governance Committee is based, in part, on Mr. Roberts' extensive background in the aviation maintenance and overhaul industry, as well as Mr. Roberts' experience as the principal executive officer of two regional airlines and as a senior executive officer of a major airline. The Board and its Nominating and Corporate Governance Committee also recognize Mr. Roberts' education and professional training in the fields of engineering and aviation manufacturing, and believe he will make significant contributions to the Board in assessing the Company's technical operations.
Other Directorships:
Mr. Roberts is a director of Align Aerospace and Aerofleet LLC., a developer of patented robotic systems for non-destructive inspection of aircraft structures, as well as related information systems and decision support tools.

Keith E. Smith

Age:	54
Director Since:	2013
Committees:	Member of the Audit and Finance Committee; Member of the Compensation Committee
Principal Occupation:	President and Chief Executive Officer of Boyd Gaming Corporation ("Boyd Gaming")
Experience:
Mr. Smith is President, CEO and a director of Las Vegas-based Boyd Gaming, one of the nation's leading casino entertainment companies with 22 operations in eight states and more than 25,000 employees. Mr. Smith is an industry veteran with nearly 31 years of gaming experience. He joined Boyd Gaming in 1990 and held various executive positions before being promoted to Chief Operating Officer in 2001. In 2005, Mr. Smith was named President and elected as a director of Boyd Gaming and in 2008 he assumed the role of Chief Executive Officer. The common stock of Boyd Gaming is traded on the New York Stock Exchange.

Mr. Smith holds a bachelor's degree in Accounting from Arizona State University. He served as Chairman of the Los Angeles Branch of the Federal Reserve Bank of San Francisco from 2012 to 2014. He also serves as Chairman of the American Gaming Association and the Nevada Resort Association. He served as Vice Chairman of the Las Vegas Convention and Visitors Authority from 2005 to 2011.

The Board recognizes Mr. Smith's diverse experience in investing in, financing, and managing capital assets and real properties in various geographic regions. Mr. Smith also has extensive experience in leading and directing a large group of diverse employees. Mr. Smith's accounting training and experience and his service as Chairman of the Los Angeles Branch of the Federal Reserve Bank of San Francisco also enable him to provide valuable service to the Audit and Finance Committee.
Other Directorships:	Mr. Smith is a director of Boyd Gaming.

Steven F. Udvar-Hazy

Age:	69
Director Since:	1986
Committees:	Lead Independent Director; Chairman of the Nominating and Corporate Governance Committee; Member of the Compensation Committee
Principal Occupation:	Chairman and Chief Executive Officer of Air Lease Corporation
Experience:
Mr. Udvar-Hazy has been engaged in aircraft leasing and finance for over 41 years. Prior to his current engagement with Air Lease Corporation, which leases and finances commercial jet aircraft worldwide, Mr. Udvar-Hazy founded and served as the Chairman and Chief Executive Officer of International Lease Finance Corporation, which leases and finances commercial jet aircraft.

Mr. Udvar-Hazy is recognized as one of the leading experts in the aviation industry, and contributes to the Board the wisdom and insight he has accumulated through a lengthy, distinguished career in aviation, aircraft leasing and finance. The Company has benefitted greatly from Mr. Udvar-Hazy's recognized position in the aviation industry, including introductions to his vast industry contacts and networking opportunities. In addition to his extensive industry experience, Mr. Udvar-Hazy is extremely knowledgeable of the Company's operations and opportunities, having served as a director of the Company for more than 28 years. Mr. Udvar-Hazy's even temperament and ability to encourage discussion, together with his experience as a chief executive officer and director of other successful organizations, make him an effective Lead Independent Director.
Other Directorships:
Mr. Udvar-Hazy is Chairman of the Board of Directors of Air Intercontinental, Inc., an aviation investment company, President and director of Ocean Equities, Inc., a financial holding company, and Chairman of the Executive Committee of the Board of Directors of Emerald Financial LLC, a real estate investment company.

James L. Welch

Age:	60
Director Since:	2007
Committees:	Member of the Audit and Finance Committee; Member of the Nominating and Corporate Governance Committee; Member of the Safety and Compliance Committee
Principal Occupation:	Chief Executive Officer of YRC Worldwide Inc.
Experience:
Since July 2011, Mr. Welch has served as the Chief Executive Officer of YRC Worldwide Inc., a provider of global, national and regional ground transportation services. From 2008 until July 2011, Mr. Welch served as the President and Chief Executive Officer of Dynamex, Inc., a provider of same-day transportation and logistics services in the United States and Canada. During 2007 and 2008 he served as Interim Chief Executive Officer of JHT Holdings, a holding company of multiple enterprises engaged in automotive transport and management services. From 2000 until 2007, Mr. Welch served as the President and Chief Executive Officer of Yellow Transportation, an international transportation services provider.

Mr. Welch has over 33 years of senior executive experience in the transportation sector, including valuable experience in the leadership of large and varied groups. That experience includes extensive experience working with organized labor groups, including labor unions. Mr. Welch's insights have been particularly valuable to the Board as the Company has addressed labor and related issues arising in the operation of SkyWest Airlines, as well as issues associated with the acquisition and integration of ExpressJet. Mr. Welch also contributes to the Board valuable practical experience in the operation of a large enterprise, as well as the perspective of a successful entrepreneur.
Other Directorships:	Mr. Welch serves as a director for YRC Worldwide, Inc. and Erickson Air Crane, a manufacturer and operator of heavy-lift helicopters.

EXECUTIVE OFFICERS

        In addition to Jerry C. Atkin, the Chief Executive Officer and Chairman of the Board of the Company, whose biographical information is set forth above, the following individuals served as executive officers of the Company or its operating subsidiaries during 2014 or were appointed as executive officers of the Company or its operating subsidiaries during 2015 prior to the filing of this Proxy Statement.

        Russell A. Childs, 47 is the President of the Company, with responsibility for the direction and oversight of the operations of the Company and its subsidiaries. He is also responsible for the strategic planning and development opportunities of the Company and oversees contractual relationships with American Airlines, Inc. ("American"), Delta Air Lines, Inc. ("Delta"), United Airlines, Inc. ("United"), U.S. Airways, Inc. ("U.S. Airways") and Alaska Airlines ("Alaska").

        Mr. Childs was initially employed with the Company in January 2001 as Senior Director/Controller and later that year was named Vice President—Controller in which position he served until April 2007, when he was appointed to serve as President and Chief Operating Officer of SkyWest Airlines until May 2014. In May 2014, Mr. Childs was appointed to serve as the President of the Company.

        Wade. J Steel, 39 is the Chief Commercial Officer of the Company, SkyWest Airlines and ExpressJet. He is responsible for the Company's contractual relationships with American, Delta, United, U.S. Airways and Alaska, development of new business opportunities with network airlines and fleet management. He also plays a vital role for the strategic planning and development opportunities of the Company.

        Mr. Steel was initially employed with the Company in March 2007 as Director of Financial Planning and Analysis. He held this position until May 2011, when he was appointed to serve as Vice President—Controller for SkyWest Airlines. From May 2014 until Mr. Steel's appointment as Chief Commercial Officer of the Company, he served as the Executive Vice President and acting Chief Financial Officer of the Company, with responsibility for the areas of finance, treasury, investor relations and information technology for the Company and its subsidiaries. Mr. Steel is a certified public accountant.

        Robert J. Simmons, 52 was appointed as Chief Financial Officer of Company, SkyWest Airlines and ExpressJet in March 2015. He has responsibility for the areas of finance, treasury, investor relations and information technology for the Company and its subsidiaries.

        From 2009 until his appointment as Chief Financial Officer in March 2015, Mr. Simmons served as a Partner with Bendigo Partners, LLC., a privately-held provider of technology-based financial services as private equity investors and operational consultants. He served as Chief Financial Officer for E*Trade Financial Corporation from 2003 to 2008 and as Corporate Treasurer for E*Trade Financial Corporation from 2001 to 2003. He has accumulated more than 28 years of finance and treasurer experience in various leadership positions.

        Eric J. Woodward, 43, is the Chief Accounting Officer of the Company, SkyWest Airlines and ExpressJet. He is responsible for the oversight of the Company's financial accounting practices, internal controls and reporting to the U.S. Securities and Exchange Commission.

        Mr. Woodward was employed in various other capacities with the Company from April 2004 until April 2007 and served as the Company's Vice President—Controller from April 2007 until May 2011, when he was appointed to serve as Chief Accounting Officer of the Company. Mr. Woodward is a certified public accountant.

        Michael B. Thompson, 39, is the Chief Operating Officer of SkyWest Airlines. He is responsible for oversight of all aspects of SkyWest Airlines' operations, including safety, quality, flight operations, maintenance and customer service. He also oversees SkyWest Airline's operational relationships with American, Delta, United, U.S. Airways and Alaska.

        Mr. Thompson was initially employed with the Company in April 2001 as Operations Analyst and was later named Director of Market Planning. In 2007 he was named Vice President of Market Development of SkyWest Airlines, in which position he served until May 2014, when he was appointed to serve as Chief Operating Officer of SkyWest Airlines.

        Alexandria P. Marren, 55, is the Chief Operating Officer of ExpressJet. Ms. Marren is responsible for oversight of all aspects of ExpressJet's operations, including safety, quality, flight operations, maintenance and customer service. She also oversees ExpressJet's operational relationships with its major airline partners, including American, Delta and United.

        Prior to her appointment as Chief Operating Officer of ExpressJet in October 2014, Ms. Marren served as Senior Vice President of Onboard Services at United from March 2008 until her appointment Senior Vice President of Network Operations and United Express at United in October 2010. She served as Senior Vice President of Network Operations and United Express at United until February 2014. She has accumulated more than 30 years of airline experience in various leadership positions.

 CORPORATE GOVERNANCE

Corporate Governance Guidelines

        The Board adopted Corporate Governance Guidelines on August 2, 2005 and has periodically reviewed and ratified those guidelines, most recently on August 5, 2014. The Corporate Governance Guidelines can be accessed at the Company's website, www.SkyWest.com. The Company's Corporate Governance Guidelines supplement the Company's Bylaws and the charters of the Board's committees. Excerpts from the principal sections of the Company's Corporate Governance Guidelines are noted below:

Director Independence

        At a minimum, the Board will have a majority of directors who meet the criteria for independence as required by The Nasdaq Global Select Market.

Director Qualifications

  Criteria for Membership

    The Company's Nominating and Corporate Governance Committee is responsible for annually reviewing with the Board the desired skills and characteristics of directors, as well as the composition of the Board as a whole.

  Terms and Limitations

    All directors currently stand for election each year. The Board does not believe it should establish a limit on the number of times that a director may stand for election.

  Retirement

    Directors are required to submit their resignation from the Board when their term expires upon reaching the age of 72 years old. The Board will accept the resignation unless the Nominating and Corporate Governance Committee recommends otherwise. Directors generally will not be nominated for election following their 72nd birthday.

  Ownership of Company Stock

    Directors are encouraged to own at least 8,000 shares of Common Stock.

Director Responsibilities

  General Responsibilities

    The basic responsibility of directors is to exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company and its shareholders.

  Oversight of Management

    The Board is responsible to encourage the Company's management to effectively implement policies and strategies developed by the Board, and to provide dynamic leadership of the Company.

Board Meetings and Materials

  Frequency of Meetings

    The Board has four regularly scheduled meetings per year. As determined necessary by the Board and in order to address the Company's needs, special meetings of the Board are convened from time to time.

  Meeting Responsibilities

    Absent extraordinary circumstances, directors of the Company should attend Board meetings, meetings of the committee on which they serve and shareholder meetings. The Chairman of the Board is responsible for establishing the agenda for each Board meeting. Each director is free to suggest the inclusion of items on the agenda and to raise at any Board meeting subjects that are not on the agenda for that meeting.

  Executive Sessions of Independent Directors

    The Company's independent directors meet in executive session regularly, generally quarterly. The independent directors may either choose one director annually to serve as the Lead Independent Director and to preside at all executive sessions or establish a procedure by which a Lead Independent Director will be selected. The independent directors of the Company have chosen Mr. Udvar-Hazy to serve as the Lead Independent Director.

Committees

        The Board has four standing committees: (1) Audit and Finance, (2) Compensation, (3) Nominating and Corporate Governance and (4) Safety and Compliance. The Board may, from time to time, establish or maintain additional committees as the Board deems necessary or appropriate.

Director Compensation

        The form and amount of director compensation is determined by the Board based on general principles established on the Nominating and Corporate Governance Committee's recommendation. These principles are in accordance with the policies and principles set forth in the Nominating and Corporate Governance Committee's charter and are intended to be consistent with rules established by The Nasdaq Global Select Market, including those relating to director independence and to compensation of Audit and Finance Committee members.

CEO Evaluation and Management Succession

        The Nominating and Corporate Governance Committee conducts an annual review to assess the performance of the Company's Chief Executive Officer. The Nominating and Corporate Governance Committee communicates the results of its review to the other directors in a meeting that is not attended by the Chief Executive Officer. The directors of the Company, excluding the Chief Executive Officer, review the Nominating and Corporate Governance Committee's report to assess the Chief Executive Officer's leadership in the long and short-term, as well as the Company's long-term succession plans.

Annual Evaluations

        The Board conducts an annual evaluation to determine if the Board and its committees are functioning effectively. The Nominating and Corporate Governance Committee solicits comments from all of the Company's directors and reports annually to the Board with an assessment of the Board's performance. Each of the Board's standing committees conducts an annual evaluation to assess the performance of the applicable committee.

Review and Access to Guidelines

        The Nominating and Corporate Governance Committee reviews the Company's Corporate Governance Guidelines at least annually, then, as it deems appropriate, recommends amendments to the Board.

Board Leadership Structure

        Mr. Jerry C. Atkin currently serves as the Chairman of the Board and Chief Executive Officer of the Company. The Board and its Nominating and Corporate Governance Committee believe that the traditional practice of combining the roles of chairman of the board and chief executive officer currently provides the preferred form of leadership for the Company. Given Mr. Atkin's vast experience with the Company, the tremendous respect which he has earned from employees, business partners and shareholders of the Company, as well as other members of the aviation industry, and his proven leadership skills, the Board believes the best interests of the Company's shareholders are met by Mr. Atkin's continued service in both capacities. The Board believes Mr. Atkin's fulfillment of both responsibilities encourages clear accountability and effective decision-making, and provides strong leadership for the Company's employees and other stakeholders.

        Given the outstanding experience and qualifications the Company's directors contribute to the Board's activities, the Company has implemented a number of practices designed to encourage effective corporate governances. These practices, which are driven primarily by the Company's Corporate Governance Guidelines, include:

  •
  the requirement that at least a majority of the Company's directors meet the standards of independence applicable to the Company;

  •
  the election of a Lead Independent Director, who is empowered to schedule and conduct meetings of the independent directors, communicate with the Chairman of the Board, disseminate information to the Board and raise issues with management on behalf of the independent directors when appropriate;

  •
  regular executive sessions of the Board and its committees, which are typically held in conjunction with each regularly scheduled Board and committee meeting and include individual sessions with representatives of the Company's independent registered public accounting firm, internal auditors and legal counsel; and

  •
  annual performance evaluations of the Company's Chief Executive Officer by the Nominating and Corporate Governance Committee.

        The Board believes no single leadership model is right for all companies at all times. The Board recognizes that, depending on the circumstances, other leadership models, such as a separate independent Chairman of the Board, may be appropriate. For approximately 17 years prior to Mr. Atkin's appointment as Chairman of the Board, the Company separated the positions for the Chairman of the Board and the Chief Executive Officer. The independent directors and the Nominating and Corporate Governance Committee regularly review the Company's leadership structure and, depending on the Company's needs and the available resources, the Board may modify the Company's existing leadership structure.

Communications with the Board

        Shareholders and other interested parties may communicate with one or more directors or the non-management directors as a group in writing by regular mail. The following address may be used by those who wish to send such communications by regular mail:

  Board of Directors or Name of Individual Director(s)
  c/o Chief Accounting Officer
  SkyWest, Inc.
  444 South River Road
  St. George, UT 84790

Code of Ethics

        The Company has adopted a Code of Ethics for Directors and Senior Executive Officers, which is available on the Company's website, www.SkyWest.com. The Code of Ethics includes the following principles related to the Company's directors and executive officers:

  •
  Act ethically with honesty and integrity;

  •
  Promote full, fair, accurate, timely and understandable disclosure in reports and documents filed with the Securities and Exchange Commission and other public communications;

  •
  Comply in all material respects with laws, rules and regulations of governments and their agencies;

  •
  Comply in all material respects with the listing standards of a stock exchange where the shares of Common Stock are traded;

  •
  Respect the confidentiality of information acquired in the course of performing work for the Company, except when authorized or otherwise legally obligated to disclose the information; and

  •
  Do not use confidential information of the Company for personal advantage or for the benefit of acquaintances, friends or relatives.

Risk Oversight

        The Board and its committees are involved in overseeing risk associated with the Company and its operations. The Board and the Audit and Finance Committee monitor the Company's credit risk, liquidity risk, regulatory risk, operational risk and enterprise risk by regular reviews with management and internal and external auditors and other advisors. In its periodic meetings with the internal auditors and the Company's independent accountants, the Audit and Finance Committee discusses the scope and plan for the internal audit and includes management in its review of accounting and financial controls, assessment of business risks and legal and ethical compliance programs. The Board and the Nominating and Corporate Governance Committee monitor the Company's governance and succession risk by regular review with management and outside advisors. The Board and the Compensation Committee monitor CEO succession and the Company's compensation policies and related risks by regular reviews with management and the Compensation Committee's outside advisors. The Board and the Safety and Compliance Committee monitor management's administration of airline flight operations safety and compliance with safety regulations.

Whistleblower Hotline

        The Company has established a whistleblower hotline that enables employees, customers, suppliers and shareholders of the Company and its subsidiaries, as well as other interested parties, to submit confidential and anonymous reports of suspected or actual violations of the Company's Code of Ethics. The hotline number is (888) 273-9994.

MEETINGS AND COMMITTEES OF THE BOARD

The Board

        Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all Board, committee and shareholders' meetings. The Board met four times during 2014, all of which were regularly-scheduled meetings. All directors attended at least 75% of the meetings of the Board and of the committees on which he or she served during the year ended December 31, 2014. Eight of the Company's ten directors who were then serving attended the Annual Meeting of the Company's Shareholders held on May 6, 2014.

Committees of the Board

        The Board has four standing committees to facilitate and assist the Board in the execution of its responsibilities: (1) Audit and Finance, (2) Compensation, (3) Nominating and Corporate Governance and (4) Safety and Compliance. All the committees are comprised solely of non-employee, independent directors as defined by The Nasdaq Global Select Market listing standards. Charters for each committee are available on the Company's website, www.SkyWest.com.

        The table below shows current membership for each of the standing Board committees.

Audit & Finance	Compensation	Nominating & Corporate Governance	Safety and Compliance
W. Steve Albrecht*	Henry J. Eyring*	Steven F. Udvar-Hazy*	Margaret S. Billson*
Henry J. Eyring	Ronald J. Mittelstaedt	Margaret S. Billson	W. Steve Albrecht
Robert G. Sarver	Keith E. Smith	Robert G. Sarver	Ronald J. Mittelstaedt
Keith E. Smith	Steven F. Udvar-Hazy	James L. Welch	James L. Welch
James L. Welch

*
Committee Chairman

Audit and Finance Committee

        The Audit and Finance Committee has five members and met five times during the year ended December 31, 2014. The Board has determined that Mr. W. Steve Albrecht, Chairman of the Audit and Finance Committee is an "audit committee financial expert" within the meaning established by the U.S. Securities and Exchange Commission.

        The Audit and Finance Committee's responsibilities, which are discussed in further detail in its charter, include the responsibility to:

  •
  Establish and implement policies and procedures for review and approval of the appointment, compensation and termination of the independent registered public accounting firm;

  •
  Review and discuss with management and the independent registered public accounting firm the audited financial statements of the Company and the Company's financial disclosure practices;

  •
  Pre-approve all audit and permissible non-audit fees;

  •
  Provide oversight of the Company's internal auditors;

  •
  Hold meetings periodically with the Company's independent registered public accounting firm, the Company's internal auditors and management to review and monitor the adequacy and effectiveness of the Company's financial reporting, internal controls and risk assessment and compliance with Company policies;

  •
  Review the Company's consolidated financial statements and related disclosures;

  •
  Review with management and the Company's independent registered public accounting firm and approve disclosure controls and procedures and accounting principles and practices; and

  •
  Perform other functions or duties deemed appropriate by the Board.

        Additional information regarding the Audit and Finance Committee's processes and procedures is addressed below under the heading "Audit and Finance Committee Disclosure." The Report of the Audit and Finance Committee is set forth on page 57 of this Proxy Statement.

Compensation Committee

        The Compensation Committee has four members and met five times during the year ended December 31, 2014. The Compensation Committee's responsibilities, which are discussed in detail in its charter, include the responsibility to:

  •
  In consultation with the Company's senior management, establish the Company's general compensation philosophy and oversee the development and implementation of the Company's compensation programs;

  •
  Recommend to the Board the base salary, incentive compensation and any other compensation for the Company's Chief Executive Officer and review and approve the Chief Executive Officer's recommendations for the compensation of all other officers of the Company and its subsidiaries;

  •
  Administer the Company's incentive and stock-based compensation plans, and discharge the duties imposed on the Compensation Committee by the terms of those plans;

  •
  Review and approve any severance or termination payments proposed to be made to any current or former officer of the Company;

  •
  Prepare and issue the report of the Compensation Committee required by the rules of the Securities and Exchange Commission; and

  •
  Perform other functions or duties deemed appropriate by the Board.

        Additional information regarding the Compensation Committee's processes and procedures for consideration of executive compensation are addressed below under the Heading "Compensation Discussion and Analysis." The report of the Compensation Committee is set forth on page 35 of this Proxy Statement.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee has four members and met twice during the year ended December 31, 2014. The Nominating and Corporate Governance Committee's responsibilities, which are discussed in detail in its charter, include the responsibility to:

  •
  Develop qualifications and criteria for selecting and evaluating directors and nominees;

  •
  Consider and propose director nominees;

  •
  Make recommendations to the Board regarding Board compensation;

  •
  Make recommendations to the Board regarding Board committee memberships;

  •
  Develop and recommend to the Board corporate governance guidelines;

  •
  Facilitate an annual assessment of the performance of the Board and each of its standing committees;

  •
  Consider the independence of each director and nominee for director; and

  •
  Perform other functions or duties deemed appropriate by the Board.

Safety and Compliance Committee

        The Safety and Compliance Committee has four members and met twice during the year ended December 31, 2014. The responsibilities of the Safety and Compliance Committee, which are discussed in detail in its charter, include the responsibility to:

  •
  Review and make recommendations to the Board addressing airline flight operations safety and compliance with safety regulations;

  •
  Periodically review with the Company's management, and such advisors as the Safety and Compliance Committee deems appropriate, aspects of flight operations safety and compliance with safety regulations; and

  •
  Monitor and provide input with respect to management's efforts to create and maintain a safety culture within the Company's flight operations.

Nomination Process

        The policy of the Nominating and Corporate Governance Committee is to consider properly submitted shareholder recommendations for candidates to serve as directors of the Company. In evaluating those recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria described below. Any shareholder wishing to recommend a candidate for consideration by the Nominating and Corporate Governance Committee should submit a recommendation in writing indicating the candidate's qualifications and other relevant biographical information and provide confirmation of the candidate's consent to serve as a director. This information should be addressed to Jerry C. Atkin, Chairman of the Board and Chief Executive Officer of the Company, 444 South River Road, St. George, Utah 84790.

        As contemplated by the Company's Corporate Governance Guidelines, the Nominating and Corporate Governance Committee reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board, at least annually. There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the Nominating and Corporate Governance Committee, as different factors may assume greater or lesser significance at particular times and the needs of the Board may vary in light of its composition and the Nominating and Corporate Governance Committee's perceptions about future issues and needs. Among the factors the Nominating and Corporate Governance Committee considers, which are outlined in the Corporate Governance Guidelines, are independence, diversity, age, skills, integrity and moral responsibility, policy-making experience, ability to work constructively with the Company's management and directors, capacity to evaluate strategy and reach sound conclusions, availability of time and awareness of the social, political and economic environment.

        The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating director nominees. The Nominating and Corporate Governance Committee assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through various means, including current directors, professional search firms, shareholder recommendations or other referrals. Candidates are evaluated at meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. All director-nominee recommendations which are properly submitted to the Nominating and Corporate Governance

Committee are aggregated and considered by the Nominating and Corporate Governance Committee at a meeting prior to the issuance of the proxy statement for the next annual meeting of shareholders. Any materials provided by a shareholder in connection with the recommendation of a director candidate are forwarded to the Nominating and Corporate Governance Committee, which considers the recommended candidate in light of the director qualifications discussed above. The Nominating and Corporate Governance Committee also reviews materials provided by professional search firms, if applicable, or other parties in connection with a candidate who is not proposed by a shareholder. In evaluating such recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board. The Nominating and Corporate Governance Committee has, on occasion, engaged professional search firms to assist in identifying qualified candidates for Board service. When such firms have been engaged, the Nominating and Corporate Governance Committee has utilized their services principally for the purpose of identifying and screening potential candidates and conducting background research; however, the members of the Nominating and Corporate Governance Committee, as well as other directors of the Company, have conducted interviews with prospective candidates and have performed other functions in completing the nomination process.

Compensation Committee Interlocks and Insider Participation

        None of the individuals who served on the Compensation Committee during the year ended December 31, 2014, was an officer or employee of the Company in 2014 or any time prior thereto. None of the members of the Compensation Committee during the year ended December 31, 2014, had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). None of the executive officers of the Company served as a member of the Compensation Committee or of any similar committee of any other company whose executive officer(s) served as a director of the Company.

COMPENSATION DISCUSSION AND ANALYSIS

        The following narrative compensation discussion and analysis provides information regarding the Company's executive compensation objectives, principles, practices and decisions as they relate to the following named executive officers of the Company (the "Executives"):

  •
  Jerry C. Atkin, Chairman of the Board and Chief Executive Officer of the Company, SkyWest Airlines and ExpressJet (the "Chief Executive");

  •
  Russell A. Childs, President of the Company;

  •
  Wade J. Steel, Chief Commercial Officer of the Company, SkyWest Airlines and ExpressJet, and formerly Executive Vice President and acting Chief Financial Officer of the Company, SkyWest Airlines and ExpressJet (the "CFO");

  •
  Michael B. Thompson, Chief Operating Officer of SkyWest Airlines;

  •
  Bradford R. Rich, former Chief Commercial Officer of the Company, SkyWest Airlines and ExpressJet;

  •
  Michael J. Kraupp, former Vice President and Treasurer of the Company, SkyWest Airlines and ExpressJet; and

  •
  Bradford R. Holt, former President and Chief Operating Officer of ExpressJet.

        The compensation discussion and analysis provides narrative perspective to the tables and disclosure in the tables following this section.

Current Year Accomplishments

        The Compensation Committee viewed the Company's performance improved in the second half of 2014. The Company's income before income taxes, excluding special charges, improved year over year in the third quarter by $24 million and fourth quarter by $18 million. Such improvement was driven, in part, by the following accomplishments:

  •
  SkyWest Airlines successfully certified and started its operation of the Embraer E175 aircraft;

  •
  ExpressJet's operational performance significantly improved in the second half of the year due, in significant part, to improved planning and utilization of crews;

  •
  the Company was able to work with its major airline partners to improve long-term profitability through the accelerated retirement of unprofitable flying, extension of flying contracts at improved rates and improved operational performance;

  •
  the Company continued to strategically expand its profitable pro-rate operations; and

  •
  the Company improved maintenance reliability while improving maintenance cost structure.

These accomplishments not only improved the Company's performance, primarily in the second half of 2014, but the Board believes these accomplishments will contribute to improved financial performance in future years.

Compensation Objectives and Principles

        The overall objective of the Company's executive compensation programs is to create long-term value for the Company's shareholders by attracting and retaining talented executives that effectively manage the Company in a manner that is consistent with the long-term interest of shareholders.

        Accordingly, the executive compensation program incorporates the following principles:

  •
  The overall compensation package should encourage long-term focus and shareholder value creation.

  •
  Compensation should be competitive with other airlines in order to attract and retain talented executives.

  •
  Compensation should be based upon individual responsibility, leadership ability and experience.

  •
  Compensation should reflect the fair market value of the services received.

  •
  A significant amount of total compensation should be incentive based, and should correlate to the Company's financial performance, as well as the achievement of operational and individual goals.

  •
  Compensation should not encourage the taking of undue, material risk.

Executive Compensation Procedures

        To attain the Company's executive compensation objectives and to implement the underlying compensation principles, the Company follows the following procedures:

        Role of the Committee.    The Compensation Committee has responsibility for establishing and monitoring the executive compensation programs and for making decisions regarding executive compensation. The Chief Executive regularly attends the Compensation Committee meetings. The Compensation Committee also meets regularly in executive sessions. The Compensation Committee recommends the compensation package of the Chief Executive to the Board, which then sets his compensation. The Compensation Committee also considers the recommendations of the Chief Executive with respect to compensation of the other Executives, and after reviewing such recommendations, sets their compensation. The Compensation Committee also monitors, administers and approves awards under the various incentive compensation plans for all levels within the Company, including awards under the Company's annual bonus plan and the Company's 2006 Long-Term Incentive Plan and 2010 Long-Term Incentive Plan (the "2010 Plan").

        The Compensation Committee relies on its judgment in making compensation decisions in addition to reviewing relevant information and results. When setting total compensation for each of the Executives, the Compensation Committee reviews tally sheets which show the Executive's current compensation, including base pay, annual bonus objectives, long-term, equity-based compensation objectives, and deferred compensation retirement funding. The Compensation Committee has the sole discretion to award compensation and make adjustments to awards based on the Compensation Committee's review of relevant information and other unusual.

        The Compensation Committee also occasionally evaluates surveys and other available data regarding the executive compensation programs of other regional and major air carriers in order to determine competitiveness of the Company's executive compensation programs. The Compensation Committee performed such a review in 2012 that included a review of the executive compensation practices of peer transportation companies Southwest, Avis Budget Gp, Ryder System, UTi Worldwide, JetBlue, Alaska Air Group, Swift Transportation, Hub Group, Republic Airways, Arkansas Best, Hawaiian Holdings, Pacer Intl, Atlas Air, and Spirit Airlines. In 2014, the Compensation Committee did not perform or rely upon any updated review of peer company compensation practices or any updated surveys of peer compensation, but did take into account the results of the 2012 review. The executive compensation procedures and the Compensation Committee assessment process are designed to be flexible in an effort to promptly respond to the evolving business environment and individual circumstances.

        Role of Consultants.    Neither the Company nor the Compensation Committee has any contractual arrangement with any compensation consultant for determining the amount or particular form of any Executive's compensation. During 2014 and 2012, the Company and Compensation Committee received advice from Frederic W. Cook & Co., Inc. ("F.W. Cook") with respect to executive compensation practices and trends generally and within the airline industry. The Company and the Compensation Committee retained F.W. Cook to make recommendations regarding the specific amount or forms of compensation awarded to Executives in 2012 and 2014. The Company's approach to setting Executive compensation in 2013 and the components of the 2013 Executive compensation were consistent with the Company's practices in 2012 and 2014. The Company and the Compensation Committee will continue to periodically seek the advice of such consultants, as deemed necessary, in the future. The Compensation Committee has sole authority to hire and fire external compensation consultants.

        No Employment and Severance Agreements.    The Executives do not have employment, severance or change-in-control agreements, although the vesting of stock options, restricted stock, restricted stock units and performance units generally is accelerated upon a change in control of the Company. The Executives serve at the will of the Board, which enables the Board to terminate the employment of any Executive with discretion as to the terms of any severance. This is consistent with the Company's performance-based employment and compensation philosophy.

        Compensation Committee Consideration of Shareholder Advisory Vote.    At the Company's Annual Meeting of Shareholders held in May 2014, the Company submitted the compensation of its named executive officers to the Company's shareholders in a non-binding vote. The Company's executive compensation program received the support of more than 84% of the shares represented at the meeting. The Compensation Committee considered the results of the 2014 vote and views the outcome as evidence of strong shareholder support of its executive compensation decisions and policies. Accordingly, the Compensation Committee concluded that no significant revisions were necessary to the Company's executive compensation program for 2014. The Compensation Committee will continue to review future shareholder voting results, including the voting results with respect to "Proposal 2—Advisory Vote on Executive Compensation" described in this Proxy Statement, and determine whether to make any changes to the Company's executive compensation program in light of such voting results.

Elements of Compensation

        The Company's executive compensation objectives and principles are implemented through the use of the following principal elements of compensation, each discussed more fully below:

  •
  Salary

  •
  Annual Bonus

  •
  Long-Term Awards

  •
  Retirement and Other Benefits

        The compensation objectives for each Executive are more fully described in the following paragraphs.

        Salary.    Salary is provided with the objective of paying for the underlying role and responsibility associated with the Executive's position, which the Compensation Committee believes allows the Company to attract and retain qualified executives. The Executives' salaries are set at levels that the Compensation Committee believes are generally competitive with the compensation paid to officers in similar positions at other airlines. Salary adjustments are considered annually and influenced by growth of the Company's operations, individual performance, changes in responsibility, changes in cost of living, and other factors. The salaries of the Executives are set forth in the Summary Compensation Table set forth immediately following this section.

        Annual Bonus.    In an effort to encourage achievement of the Company's objectives, an annual performance-based bonus plan is maintained for the Executives. The combination of salary and annual bonuses is intended to result in a cash compensation package for each Executive that falls within competitive market standards as determined by the Compensation Committee based on its review and understanding of other regional and major air carrier executive compensation programs when the performance measures and personal goals are met. The purpose of the bonus plan is to reward the Executives with an annual cash bonus in an amount that correlates (i) in part, to the level of pretax earnings and other financial measurements of the Company or its operating subsidiaries achieved for the year; and (ii) in part, to the achievement of specific operational goals and individual quantitative and qualitative goals during the year. The 2014 annual bonus objective of 80% of salary for Messrs. Atkin, Childs, Steel, Rich, Thompson and Holt was allocated between 40% of salary based on pretax earnings and other financial targets established by the Compensation Committee, and 40% of salary based on the achievement of specific operational and individual targets. Mr. Kraupp's annual bonus objective of 60% of salary was allocated between 30% of salary based on pretax earnings and other financial targets established by the Compensation Committee and 30% of salary based on the achievement of specific operational and individual targets. The differing percentages for the Executives are due to differing entity level responsibilities. Details are explained below under the headings "2014 Pretax Earnings and Financial Targets Component" and "2014 Operational and Individual Targets Component".

        2014 Pretax Earnings and Financial Targets Component.    In determining annual pretax earnings and other financial targets to be used for the purpose of determining each bonus amount for the Executives, the Compensation Committee began with a targeted pretax earnings objective which the Compensation Committee considered a key measure of the financial health of the Company and the Board believes is reflective of the Company's development of shareholder value. The Compensation Committee then considered the planned budget for the year, timing differences between the Company's actual engine overhaul expenses and the related revenue collected from the Company's major partners, and other unusual or non-recurring items. The specific income and other financial targets were 1) a designated amount of pretax earnings at the operating subsidiary level, 2) a designated amount of controllable expenditures at the operating subsidiary level, and 3) a designated amount of capital expenditures at the operating subsidiary level. The bonus objective for pretax earnings and other financial targets was weighted 50% to pretax earnings at the operating subsidiary level, 25% to controllable expenditures at the operating subsidiary level and 25% to capital expenditures at the operating subsidiary level. The above identified measurements were identified to encourage continued focus on overall pretax earnings and financial results, to encourage continued integration and improvement of ExpressJet's operations, and to facilitate the exchange of best practices between the operating subsidiaries of the Company.

        In the case of Messrs. Atkin, Childs, Steel, Rich and Kraupp, the applicable pretax earnings and other financial targets were based on the designated amounts of both operating subsidiaries SkyWest Airlines (weighted 50%) and ExpressJet (weighted 50%). Because of his primary responsibility with respect to operations of SkyWest Airlines, Mr. Thompson's pretax earnings and financial targets were set as the designated amounts at the SkyWest Airlines level. Similarly, because Mr. Holt was principally engaged with respect to the operations of ExpressJet, his pretax earnings and financial targets were designated amounts at the ExpressJet level. At year-end, the Compensation Committee reviewed the actual pretax earnings and financial results for the year, as well as other items taken into account in setting the annual pretax earnings and financial targets, and determined the extent to which the applicable goals were met.

        2014 Operational and Individual Targets Component.    A portion of the Executives' annual bonus is based on their achievement of operational targets (weighted 50%) and individual targets (weighted 50%) established in advance each year. The Compensation Committee has adopted this approach because it believes the use of operational and individual goals allows awards to reflect the individual efforts and achievements of an Executive that may not be reflected by corporate financial performance. The actual amount of the bonus payment for each Executive is determined by the Compensation Committee based on the Executive's achievement of his goals.

        For fiscal year 2014, the Compensation Committee reviewed and approved the individual goals for the Executives and following year-end, determined the extent to which those goals were attained. The actual payout of the portion of an Executive's annual bonus incentive related to individual goals is increased or decreased, as applicable, based on the degree to which the Executive achieved his individual goals.

        The corresponding results for each Executive for the year ended December 31, 2014, are set forth below as a percentage of each Executive's salary.

	Objective Percentage of Salary	Pretax earnings & Financial Target	Pretax earnings & Financial Results	Operational & Individual Target	Operational & Individual Results	Total Annual Bonus Results
Jerry C. Atkin	80%	40.0%	31.6%	40.0%	35.9%	67.5%
Russell A. Childs	80%	40.0%	31.6%	40.0%	51.1%	82.7%
Wade J. Steel	80%	40.0%	31.6%	40.0%	47.1%	78.7%
Bradford R. Rich	80%	40.0%	31.6%	40.0%	31.9%	63.5%
Michael B. Thompson	80%	40.0%	43.3%	40.0%	35.2%	78.5%
Bradford R. Holt	80%	40.0%	19.9%	40.0%	33.4%	53.3%
Michael J. Kraupp	60%	30.0%	23.7%	30.0%	23.9%	47.6%

        Amount of 2014 Performance-Based Annual Bonus.    The total annual performance-based bonus amounts payable to the Executives for 2014 were: Mr. Atkin—$283,676; Mr. Childs—$237,593; Mr. Steel—$146,140; Mr. Rich—$185,039; Mr. Thompson—$138,239; Mr. Holt—$104,091 and Mr. Kraupp—$87,812. Those amounts are included in the amounts shown in the Summary Compensation Table below under the caption heading "Non-Equity Incentive Plan Compensation."

        Discretionary 2014 Bonus.    In addition to the performance-based bonuses described above, the Compensation Committee also exercised discretion in 2014 and paid a discretionary bonus of $19,100 to Mr. Childs and $12,345 to Mr. Steel in recognition of their efforts to address and mitigate unique challenges attributable to ExpressJet's operations, including reimbursement rates payable under ExpressJet's contracts with its major partners, maintenance costs associated with ExpressJet's aging fleet and operational reliability. Messrs. Atkin, Rich, Thompson, Holt and Kraupp did not receive a discretionary bonus. The discretionary bonuses paid to Messrs. Childs and Steel in 2014 are included in the amounts shown in the Summary Compensation Table below under the caption heading "Discretionary Bonus."

        2015 Annual Bonus.    The Compensation Committee determined to make some changes to the annual bonus calculation for 2015 in an effort to better align the bonus with the creation of shareholder value and to align the compensation packages of the Executives with the executive compensation programs of other regional carriers and major airlines. The 2015 annual bonus objective will be of 100% of salary for the Chief Executive Officer and President, 80% of salary for the Chief Commercial Officer, Chief Financial Officer and Chief Operating Officers of the Company's operating subsidiaries and 60% of salary for other Executives. The bonus objective will be based on pretax earnings (weighted 65%), operating performance (weighted 25%) and cash flow from operations (weighted 10%). The differing percentages for the Executives are due to differing entity level responsibilities.

        Long-Term Awards.    The Company grants discretionary long-term incentive awards, in the form of stock options, restricted stock units and performance units payable in cash to the Executives annually, as evidenced by electronic and written award agreements.

        Long-term incentive awards are made to encourage the Executives to continue their engagement with the Company throughout the vesting periods of the awards and to align management and shareholder interests. In making awards to the Executives, the grant size and the appropriate combination of equity-based and deferred cash awards is considered. The Compensation Committee generally grants long-term incentive awards at its first meeting of each year. Except in the case of accelerated vesting upon a change in control of the Company, long-term incentive awards currently vest only if the Executive remains employed by the Company for three years from the date of grant. The Compensation Committee believes the three-year cliff-vesting schedule assists in retaining Executives and encourages the Executives to focus on the Company's long-term performance.

        In granting stock options and restricted stock units to the Executives, the Compensation Committee also considers the impact of the grant on the Company's financial performance, as determined in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (ASC Topic 718). For long-term equity awards, the Company records expense in accordance with ASC Topic 718. The amount of expense recorded pursuant to ASC Topic 718 may vary from the corresponding compensation value used in determining the amount of the awards.

        Amount and allocation of grant—For 2014 the total annual targeted long-term incentive grant value was 125% of salary and targeted annual bonus for Mr. Atkin, 100% of salary and targeted annual bonus for Messrs. Childs, Steel, Rich, Thompson and Holt and 70% of salary and targeted annual bonus for Mr. Kraupp. Messrs. Steel and Thompson's targeted long-term incentive grant value were awarded at 70% of salary and targeted annual bonus through their May 2014 appointment as executive officers of the Company and SkyWest Airlines, respectively and at 100% of salary and targeted annual bonus following those appointments. The Compensation Committee established these annual targeted amounts to provide a competitive pay package and to ensure that a large portion of each Executive's compensation was based on continuing long-term service and correlated to the creation of shareholder value. This has been the Compensation Committee's policy for several years, but is subject to review and continuation or modification each year by the Compensation Committee. Mr. Atkin's targeted level of long-term incentive awards is higher than the targeted level of long-term incentive awards for other Executives since he has overall responsibility for the long-term success of the Company. Each Executive's 2014 long-term incentive award was allocated among three types of long-term awards as follows: stock options, restricted stock units and performance units payable in cash.

        In addition to the total annual targeted long-term incentive grant value, the Compensation Committee issued a discretionary long-term incentive grant value comprised of stock options to Messrs. Atkin, Rich, and Kraupp having grant date values of $60,000, $60,000 and $26,000, respectively. Those discretionary stock option grants were made in recognition of their efforts to address unique challenges attributable to ExpressJet's operations, including reimbursement rates payable under ExpressJet's contracts with its major partners and maintenance costs associated with ExpressJet's aging fleet. Messrs. Childs, Steel, Thompson and Holt did not receive a discretionary long-term incentive grant.

        Three types of long term incentive awards were used in an effort to link the Executives' long-term incentive compensation with the creation of shareholder value. The value of stock options and restricted stock units is directly related to the value of the Common Stock. The Executives earn performance units payable in cash by achieving specified levels of pretax earnings that the Compensation Committee believes also lead to long-term shareholder value, but are not subject to stock market volatility.

        Stock options, restricted stock unit and performance unit grants in 2014 were made pursuant to the Company's 2010 Plan, as shown in greater detail below and in the table labeled "Grants of Plan Based Awards."

        The following table summarizes the number and nature of long-term awards granted to the Executives by the Company on February 18, 2014 and May 15, 2014 under the 2010 Plan.

	Time Vested LTI		Performance-Contingent LTI
	Options	Shares/Stock Units	Options	Shares/Stock Units	Other Units (Cash)(1)
Jerry C. Atkin	50,570	27,354	—	—	$472,828
Russell A. Childs	22,741	17,504	—	—	$302,573
Wade J. Steel	11,488	8,843	—	—	$152,852
Bradford R. Rich	36,353	16,411	—	—	$283,680
Michael B. Thompson	10,919	8,404	—	—	$145,274
Bradford R. Holt	17,614	13,558	—	—	$234,360
Michael J. Kraupp	14,275	5,974	—	—	$103,264

(1)
Number of performance units if 100% of target achieved. See the table and discussion below for information regarding the performance units actually earned for 2014.

        Stock Options—Options are granted with an exercise price equal to the closing price per share on the date of grant and vest three years after the date of grant. Grants are made on a systematic schedule, generally one grant per year made at the first Compensation Committee meeting of each year.

        The purpose of stock options is to tie a significant percentage of the award's ultimate value to increases in the market price of the Common Stock, thereby rewarding increased value to the shareholders. A stock option only has a value to the extent the value of the underlying shares on the exercise date exceeds the exercise price. Accordingly, stock options provide compensation only if the underlying share price increases over the option term and the Executive's employment continues through the vesting date.

        The size of the grant for each Executive is calculated by determining the number of shares with a theoretical future value equal to the targeted compensation for stock options, assuming each option will have a value equal to 33% of its exercise price. This value generally correlates to the ASC Topic 718 value of the awards. The targeted stock option allocation of each Executive's aggregate, targeted level of long-term incentive compensation for 2014 was 15%.

        Restricted Stock Units—The Company also granted restricted stock units to the Executives in 2014 under the 2010 Plan. The restricted stock units awarded to an Executive entitle the Executive to receive a designated number of shares of Common Stock upon completion of a three-year vesting period, measured from the date of grant. Until the vesting date the shares underlying restricted stock units are not issued and outstanding. Accordingly, the Executive is not entitled to vote or receive dividends on the shares underlying his restricted stock units unless and until those restricted stock units vest. The purpose of the restricted stock unit component is to support continued employment through volatile economic and stock market conditions, to manage dilution overhang, and to align officers' interests with maintaining shareholder value already created. The Compensation Committee believes this approach mitigates the incentive for Executives to take unnecessary risks and helps retain the Executives' expertise through continued employment. Recipients of restricted stock units do not pay for the underlying shares once the awards vest; however they must remain employed by the Company for three years to receive the underlying shares. Restricted stock unit awards provide the Executives with an indirect ownership stake in the Company and encourage the Executives to continue employment in order to receive the underlying shares. The compensation value of a restricted stock unit award does not depend solely on future stock price increases; at grant, its value is equal to the market price of the Common Stock. Although its value may increase or decrease with changes in the stock price during the period before vesting, a restricted stock unit award will likely have value even without future stock price appreciation. Accordingly, restricted stock unit awards deliver significantly greater share-for-share compensation value at grant than do stock options, and the Company can offer what it anticipates will be comparable grant date compensation value with approximately 65% fewer shares than if the grant were made solely with stock options.

        The annual award of restricted stock units to each Executive for 2014 consisted of the right to receive upon future vesting a number of shares of Common Stock. The targeted restricted stock unit allocation of each Executive's aggregate, targeted level of long-term incentive compensation for 2014 was 35%.

        Performance Units—The remaining component of each Executive's 2014 annual long-term incentive award was a performance unit award payable in cash under the 2010 Plan. The targeted cash allocation of each Executive's aggregate, targeted level of long-term incentive compensation for 2014 was 50%. The purpose of the performance unit awards is to reward achievement of a financial efficiency goal that supports shareholder value and reflects real performance without regard to stock market volatility. Under each Executive's performance unit award, a cash bonus is payable three years from the date of grant, based on the level of pretax earnings actually attained for the year of grant, and subject to the Executive's continued employment through the date of payment. The 2014 committee-designated combined targeted pretax earnings of SkyWest Airlines and ExpressJet was set as $110 million, with the actual amount of cash bonus payable to each Executive to be adjusted in proportion to the extent to which the combined SkyWest Airlines and ExpressJet actual results varied from the target level of performance. Specifically, (i) if pretax earnings of SkyWest Airlines and ExpressJet had been equal to or greater than $110 million, then 100% or more of the performance units would have been earned by the Executive; (ii) if pretax earnings had ranged from $30 million to $110 million, then 50% to 100% of the performance units would have been earned by the Executive; and (iii) if pretax earnings had been less than $30 million, then no performance units would have been earned by the Executive.

        The 2014 goal for each Executive was based on the combined SkyWest Airlines and ExpressJet targeted pretax earnings, and there was no alternative operating company goal set for the Presidents of the operating subsidiaries, thus encouraging teamwork and working towards the creation of long-term value for the Company's shareholders. In determining the degree to which the targeted pretax earnings goal has been attained, pretax earnings are adjusted to exclude accounting timing differences between engine overhauls, related revenue collected from contracts, other extraordinary items and other unusual or non-recurring charges. Earned performance unit awards are paid in cash to reduce share dilution and emphasize the real economic cost of officer incentives. The Company believes that the performance unit grants provide an effective long-term incentive for the Executives to act in the best interests of shareholders, by focusing on pretax earnings, which the Compensation Committee believes is one of the principal contributing factors to long-term shareholder value.

        For 2014, the actual adjusted combined SkyWest Airlines and ExpressJet pretax loss was $42.8 million. Because the actual adjusted combined SkyWest Airlines and ExpressJet pretax loss was below the threshold pretax earnings of $30 million, none of the Executives received performance units based upon the Company's performance during 2014. In tabular form, the targeted pretax earnings, actual pretax earnings, performance units granted, and the performance units that were earned under the 2010 Plan for the year ended December 31, 2014 were as follows:

	Targeted Pretax Earnings (in Millions)	Actual Pretax Earnings (in Millions)	Performance Units Granted	Performance Units Earned
Jerry C. Atkin	$110.0	$(42.8)	$472,838	$0
Russell A. Childs	$110.0	$(42.8)	$302,573	$0
Wade J. Steel	$110.0	$(42.8)	$152,852	$0
Bradford R. Rich	$110.0	$(42.8)	$283,680	$0
Michael B. Thompson	$110.0	$(42.8)	$145,274	$0
Bradford R. Holt	$110.0	$(42.8)	$234,360	$0
Michael J. Kraupp	$110.0	$(42.8)	$103,264	$0

        Additional Discretionary Performance Unit Award With Respect to 2014.    Additionally, in February 2015, the Compensation Committee exercised discretion and awarded discretionary performance unit awards payable in cash on February 18, 2017 to certain of the Executives (subject to risk of forfeiture in the event of termination prior to February 18, 2017) with respect to and based upon their 2014 service. Those discretionary performance unit awards were not based on attainment of pre-established financial or operational goals for 2014, but were instead made to recognize the efforts made by Executives in 2014 to address the unique challenges in 2014 related to weather, the effect of new pilot duty and rest rules and changes in the composition of the Company's fleet. The 2017 cash value of those discretionary performance unit awards with respect to 2014 were $392,641 for Mr. Atkin, $233,375 for Mr. Childs, $117,895 for Mr. Steel and $112,050 for Mr. Thompson. Because those performance unit award amounts were earned based on service in 2014 and were both discretionary and non-target-based, the amounts are included in the 2014 compensation shown in the Summary Compensation Table below under the caption heading "Discretionary Bonus." Messrs. Rich, Holt and Kraupp did not receive any such additional discretionary performance unit awards with respect to 2014.

        Long-Term Awards for 2015.    The Compensation Committee determined to adjust the long-term incentive awards for 2015 in an effort to better align the incentive awards with the creation of shareholder value and to align the compensation package of the Executives with those of other regional and major air carrier executive compensation programs. For 2015, the total annual targeted long-term incentive grant value will be 125% of salary and targeted annual bonus for the Chief Executive Officer and President, 100% of salary and targeted annual bonus for the Chief Commercial Officer, the Chief Financial Officer and the Chief Operating Officers of the Company's operating subsidiaries and 70% of salary and targeted annual bonus for other Executives. The differing target percentages for the Executives are due to differing entity level responsibilities. Each Executive's 2015 long-term incentive award will be allocated among three types of long-term awards as follows: (1) stock options (weighted 20%) with one-third of the stock options vesting on each anniversary of the date of grant, (2) restricted stock units (weighted 40%) that will vest three years from the date of grant, and (3) performance shares (weighted 40%) that will be earned based on meeting performance targets over a three year period and will be issued, if earned, three years from the date of grant. The actual performance shares issued can range as high as 150% and as low as 0% of the targeted number of shares underlying the grant, depending on the attained level of performance with respect to the improvement in pretax earnings, cash flow from operations, and pretax return on equity over the applicable three-year measurement period.

Retirement and Other Benefits.

        The Company and SkyWest Airlines sponsor a 401(k) retirement plan for their eligible employees, including the Executives other than Mr. Holt. ExpressJet also maintains a substantially equivalent 401(k) plan for its eligible employees, including Mr. Holt. Both plans are broad based, tax-qualified retirement plans under which eligible employees, including the Executives, may make annual pre-tax salary reduction contributions subject to the various limits imposed under the Internal Revenue Code of 1986, as amended (the "Code"). The sponsoring employers make matching contributions under the plans on behalf of eligible participants; however the right of Executives and other officers to such matching contributions is limited. The Compensation Committee believes that maintaining the 401(k) retirement plans and providing a means to save for retirement is an essential part of a competitive compensation package necessary to attract and retain talented executives.

        The Company also maintains the SkyWest, Inc. 2002 Deferred Compensation Plan, a non-qualified deferred compensation plan for the benefit of officers and other highly compensated employees. All of the Executives participate in the SkyWest, Inc. 2002 Deferred Compensation Plan. ExpressJet also maintains a separate but similar non-qualified deferred compensation plan, the ExpressJet Executive Deferred Compensation Plan, for its highly compensated management employees, including Mr. Holt. Under both such deferred compensation plans (the "Deferred Compensation Plans"), the employer credits each Executive's account with a discretionary employer contribution equal to 15% of salary and annual bonus. These amounts are included in the Summary Compensation Table under the column "All Other Compensation". Additional information on the Deferred Compensation Plans is found in the section "Non-Qualified Deferred Compensation for 2014," below.

        The SkyWest Inc. 2002 Deferred Compensation Plan (but not the ExpressJet Executive Deferred Compensation Plan) also permits eligible executives, including the Executives, to elect in advance of each calendar year to defer up to 100% of their cash salary and annual bonus compensation for the year. Only Mr. Thompson elected to defer any portion of his salary or annual bonus for 2014. The Company and its subsidiaries do not maintain any defined benefit pension plans for the Executives.

        Other Benefits.    In additional to the benefits described above, the Company provides certain other benefits to the Executives that the Compensation Committee believes are generally consistent with the benefits provided to senior executives of other airlines. The Compensation Committee believes that those benefits, which are detailed in the footnotes to the Summary Compensation Table applicable to the heading "All Other Compensation" below, are reasonable, competitive and consistent with overall executive compensation objectives. Those benefits consist primarily of employer-paid premiums on health, dental and eye insurance, a personal automobile allowance, and use of Company owned recreational equipment.

        The Company and its subsidiaries also maintain a non-discriminatory, broad based program under which all full-time employees and their dependents, including the Executives and their dependents, may fly without charge on a space available basis on regularly scheduled flights of aircraft operated by the Company's operating airline subsidiaries.

Ownership Guidelines

        The Company maintains ownership guidelines for the Executives to encourage the alignment of their interests with the long-term interests of the Company's shareholders. Each Executive is strongly encouraged to maintain a minimum ownership interest in the Company. The guideline ownership level is a number of shares of Common Stock having a value equal to six times annual base salary for Mr. Atkin, and three times annual base salary for Messrs. Childs, Steel, Rich, Thompson and Holt and one times annual base salary for Mr. Kraupp. Messrs. Atkin, Rich, and Kraupp met the guidelines at the end of the fiscal year ended December 31, 2014. The Board believes Messrs. Childs, Steel and Thompson are continuing to make progress towards the ownership guideline. Mr. Holt retired in 2014 and was no longer an Executive as of December 31, 2014. The holdings of the Executives are summarized in the table entitled "Security Ownership of Certain Beneficial Owners", below.

Deductibility of Executive Compensation

        Section 162(m) of the Code imposes a $1 million annual limit on the amount that a publicly traded company may deduct for compensation paid to the company's principal executive officer during a tax year or to any of the company's three other most highly compensated executive officers who are still employed at the end of the tax year (other than the Company's principal financial officer). The limit does not apply to compensation that meets the requirements of Section 162(m) of the Code for "qualified performance-based compensation" (i.e., compensation paid only if the executive meets pre-established, objective goals based upon performance criteria approved by the Company's shareholders). The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code. In certain situations, the Compensation Committee may approve compensation that will not meet the requirements of Code Section 162(m) in order to ensure competitive levels of total compensation for its executive officers. Stock options and 2014 long-term performance units awarded to the Executives during 2014 were intended to constitute "qualified performance-based compensation" under Section 162(m) of the Code. The Company's 2014 restricted stock unit grants and 2014 performance-based annual bonuses, however, were not "qualified performance-based compensation." As a result, a portion of the compensation earned by Mr. Atkin for 2014 exceeded the deduction limit of Section 162(m) of the Code.

Effect of Compensation on Risk

        Based on the Compensation Committee's review of the various elements of the Company's executive compensation practices and policies, the Compensation Committee believes the Company's compensation policies and practices are designed to create appropriate and meaningful incentives for the Company's employees without encouraging excessive or inappropriate risk taking. Among other factors, The Compensation Committee considered the following information:

  •
  The Company's compensation policies and practices are designed to include a significant level of long-term compensation, which discourages short-term risk taking.

  •
  The base salaries the Company provides to its employees are generally consistent with salaries paid for comparable positions in the Company's industry, and provide the Company's employees with steady income while reducing the incentive for employees to take risks in pursuit of short-term benefits.

  •
  The Company's incentive compensation is capped at levels established by the Compensation Committee, which the Compensation Committee believes reduces the incentive for excessive risk-taking.

  •
  The Company has established internal controls and adopted codes of ethics and business conduct, which are designed to reinforce the balanced compensation objectives established by the Compensation Committee.

  •
  The Company has adopted equity ownership guidelines for its executive officers, which the Compensation Committee believes discourages excessive risk-taking.

        Based on the review outlined above, the Company has concluded that the risks arising from its compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed the foregoing compensation discussion and analysis and discussed with the Company's management the information set forth herein. Based on such review and discussions with management, the Compensation Committee recommended to the Board that the foregoing compensation discussion and analysis be included in this proxy statement.

The Compensation Committee

Henry J. Eyring, Chair
Ronald J. Mittelstaedt
Keith E. Smith
Steven F. Udvar-Hazy

EXECUTIVE COMPENSATION

Summary Compensation Table

        The table below summarizes the total compensation paid to or earned by each of the Executives for the years indicated.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)
Name and Principal Position	Year	Salary ($)	Discretionary Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Jerry C. Atkin	2014	$420,300	$392,641	$330,986	$226,049	$283,676	$123,736	(4)	$1,777,388
Chairman and Chief	2013	$410,000	$0	$322,875	$138,375	$478,028	$138,242	(5)	$1,487,520
Executive Officer	2012	$400,000	$0	$315,000	$170,000	$892,212	$115,183	(6)	$1,892,395
Russell A. Childs	2014	$287,317	$252,475	$209,128	$97,481	$237,593	$104,210	(7)	$1,188,204
President	2013	$260,400	$0	$164,052	$70,308	$328,781	$100,377	(8)	$923,918
	2012	$254,000	$0	$160,020	$98,580	$509,451	$90,249	(9)	$1,112,300
Wade J. Steel	2014	$185,708	$130,240	$103,549	$45,959	$146,140	$56,133	(10)	$667,729
Chief Commercial Officer and former Executive Vice President and acting Chief Financial Officer
Bradford R. Rich	2014	$291,429	$0	$198,576	$162,496	$185,039	$98,432	(11)	$935,972
Former Chief Commercial	2013	$307,500	$0	$193,725	$83,025	$323,275	$112,278	(12)	$1,019,803
Officer	2012	$300,000	$0	$189,000	$116,500	$600,792	$95,232	(13)	$1,301,524
Michael B. Thompson	2014	$176,125	$112,050	$98,347	$43,585	$138,239	$53,483	(14)	$621,829
Chief Operating Officer—SkyWest Airlines
Bradford R. Holt	2014	$260,400	$0	$164,052	$78,735	$104,091	$90,954	(15)	$698,232
Former President and Chief	2013	$260,400	$80,000	$164,052	$70,308	$220,298	$96,318	(16)	$891,376
Operating Officer—ExpressJet	2012	$254,000	$0	$160,020	$98,580	$517,938	$78,184	(17)	$1,108,722
Michael J. Kraupp	2014	$184,400	$0	$72,285	$63,809	$87,812	$55,407	(18)	$463,713
Former Vice President and	2013	$179,900	$0	$70,521	$30,223	$131,975	$54,755	(19)	$467,374
Treasurer	2012	$175,500	$0	$68,796	$29,484	$216,646	$52,793	(20)	$543,219

(1)
Column (d) includes discretionary annual performance bonuses approved by the Compensation Committee for 2014 of $19,100 to Mr. Childs and $12,345 to Mr. Steel. Messrs. Atkin, Rich, Thompson, Holt and Kraupp did not receive a discretionary annual performance bonus for 2014. Mr. Holt was awarded a discretionary annual performance bonus of $80,000 in 2013. No discretionary annual performance bonuses were awarded to the Executives in 2012.

The amounts in column (d) also include the amounts, approved by the Compensation Committee, of discretionary performance unit awards issued in 2015 with respect to 2014, but payable in cash in 2017, subject to forfeiture in the event of termination of employment prior to February 18, 2017. The 2017 cash value of those discretionary performance unit awards for 2014 service were $392,641 for Mr. Atkin, $233,375 for Mr. Childs, $117,895 for Mr. Steel and $112,050 for Mr. Thompson. Messrs. Rich, Holt and Kraupp did not earn discretionary performance unit awards with respect to 2014.

(2)
These columns show the full grant date fair market value of the options granted as computed under ASC Topic 718 and the expense attributable to restricted stock unit awards (excluding estimates for forfeitures in case of awards with service-based vesting). These amounts do not reflect the extent to which the Executive realized an actual financial benefit from the awards. Assumptions and methodologies used in the calculation of these amounts are included in footnotes to the Company's audited financial statements for the year ended December 31, 2014 which are included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

(3)
The amounts in column (g) reflect the annual performance bonus amounts earned in the year indicated based on performance in that year and, except in the case of Mr. Kraupp, Mr. Steel and Mr. Thompson, paid in the subsequent year. As described in the section entitled "Compensation Discussion and Analysis" above, annual performance bonuses payable to the Executives are calculated based upon the financial performance of the Company or its subsidiaries and also the achievement of individual goals. The target amount of each Executive's annual performance bonus opportunity for 2014 is reported in the "Grants of Plan-Based Awards for 2014" table below, and included in the applicable amount shown in the column(c) of that table. The amounts of such annual performance bonuses, excluding discretionary bonuses reported in column (d), actually earned in 2014 and paid in 2015 were: Mr. Atkin—$283,676; Mr. Childs—$237,593; Mr. Rich—$185,039; Mr. Holt—$104,091. The actual amount of Mr. Steel's and Mr. Thompson's annual performance bonus earned for 2014 was $146,140 and $138,239, respectively. Mr. Steel's and Mr. Thompson's annual performance bonus was partially paid in the first quarter of 2014 with the balance payable in 2015. The actual amount of Mr. Kraupp's annual performance bonus earned for 2014 was $87,812. Mr. Kraupp's annual performance bonus is paid quarterly rather than annually.

(4)
All other compensation for Mr. Atkin for 2014 consists of $100,834 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2014; $4,077 in employer-paid health insurance premiums; $11,660 for a personal vehicle lease; $5,943 for personal use of the Company's recreational equipment; and $1,222 in discretionary matching contributions under the SkyWest 401(k) Plan.

(5)
All other compensation for Mr. Atkin for 2013 consists of $112,695 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2013; $3,992 in employer-paid health insurance premiums; $15,761 for a personal vehicle lease; $4,362 for personal use of the Company's recreational equipment; and $1,432 in discretionary matching contributions under the SkyWest 401(k) Plan.

(6)
All other compensation for Mr. Atkin for 2012 consists of $88,920 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2012; $3,918 in employer-paid health insurance premiums; $15,858 for a personal vehicle lease; $5,309 for personal use of the Company's recreational equipment; and $1,178 in discretionary matching contributions under the SkyWest 401(k) Plan.

(7)
All other compensation for Mr. Childs for 2014 consists of: $77,440 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2014; $5,289 in employer-paid health insurance premiums; $14,727 for a personal vehicle lease; $5,943 for personal use of the Company's recreational equipment; and $811 in discretionary matching contributions under the SkyWest 401(k) Plan.

(8)
All other compensation for Mr. Childs for 2013 consists of: $73,494 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2013; $5,195 in employer-paid health insurance premiums; $15,727 for a personal vehicle lease; $4,362 for personal use of the Company's recreational equipment; and $1,599 in discretionary matching contributions under the SkyWest 401(k) Plan.

(9)
All other compensation for Mr. Childs for 2012 consists of: $63,859 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2012; $5,103 in employer-paid health insurance premiums; $14,728 for a personal vehicle lease; $5,309 for personal use of the Company's recreational equipment; and $1,250 in discretionary matching contributions under the SkyWest 401(k) Plan.

(10)
All other compensation for Mr. Steel for 2014 consists of: $37,640 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2014; $5,132 in employer-paid health insurance premiums; $6,000 for a personal vehicle lease; $5,943 for personal use of the Company's recreational equipment; and $1,418 in discretionary matching contributions under the SkyWest 401(k) Plan.

(11)
All other compensation for Mr. Rich for 2014 consists of: $72,321 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2014; $5,289 in employer-paid health insurance premiums; $13,530 for a personal vehicle allowance; $5,943 for personal use of the Company's recreational equipment; and $1,349 in discretionary matching contributions under the SkyWest 401(k) Plan.

(12)
All other compensation for Mr. Rich for 2013 consists of: $86,381 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2013; $5,195 in employer-paid health insurance premiums; $14,760 for a personal vehicle allowance; $4,362 for personal use of the Company's recreational equipment; and $1,580 in discretionary matching contributions under the SkyWest 401(k) Plan.

(13)
All other compensation for Mr. Rich for 2012 consists of: $68,810 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2012; $5,103 in employer-paid health insurance premiums; $14,760 for a personal vehicle allowance; $5,309 for personal use of the Company's recreational equipment; and $1,250 in discretionary matching contributions under the SkyWest 401(k) Plan.

(14)
All other compensation for Mr. Thompson for 2014 consists of: $34,990 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2014; $5,132 in employer-paid health insurance premiums; $6,000 for a personal vehicle lease; $5,943 for personal use of the Company's recreational equipment; and $1,418 in discretionary matching contributions under the SkyWest 401(k) Plan.

(15)
All other compensation for Mr. Holt for 2014 consists of: $67,289 of employer credits under the ExpressJet Deferred Compensation Plan attributable to compensation earned for 2014; $5,072 in employer-paid health insurance premiums; $12,650 for a personal vehicle lease; and $5,943 for personal use of the Company's recreational equipment.

(16)
All other compensation for Mr. Holt for 2013 consists of: $73,106 of employer credits under the ExpressJet Deferred Compensation Plan attributable to compensation earned for 2013; $5,050 in employer-paid health insurance premiums; $13,800 for a personal vehicle lease; and $4,362 for personal use of the Company's recreational equipment.

(17)
All other compensation for Mr. Holt for 2012 consists of: $54,111 of employer credits under the ExpressJet Deferred Compensation Plan attributable to compensation earned for 2012; $4,964 in employer-paid health insurance premiums; $13,800 for a personal vehicle lease; and $5,309 for personal use of the Company's recreational equipment.

(18)
All other compensation for Mr. Kraupp for 2014 consists of: $42,757 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2014; $5,289 in employer-paid health insurance premiums; $5,943 for personal use of the Company's recreational equipment; and $1,418 in discretionary matching contributions under the SkyWest 401(k) Plan.

(19)
All other compensation for Mr. Kraupp for 2013 consists of: $43,599 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2013; $5,195 in employer-paid health insurance premiums; $4,362 for personal use of the Company's recreational equipment; and $1,599 in discretionary matching contributions under the SkyWest 401(k) Plan.

(20)
All other compensation for Mr. Kraupp for 2012 consists of: $41,273 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2012; $5,103 in employer-paid health insurance premiums; $5,309 for personal use of the Company's recreational equipment; and $1,108 in discretionary matching contributions under the SkyWest 401(k) Plan.

Grants of Plan-Based Awards For 2014

        The following table provides information about non-equity based and equity-based plan awards granted to the Executives for the year ended December 31, 2014:

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target ($)	Estimated Possible Payouts Under Equity Incentive Plan Awards Target (# shares)	All Other Stock Awards: Number of Shares of Stock (# shares)	All Other Option Awards: Number of Securities Underlying Options (# shares)	Exercise Price of Options Awards ($S/share)(1)	Grant Date Full Fair Value(2)
Jerry C. Atkin	18-Feb-2014(3)(4)	$809,078	—	27,354	50,570	$12.10	$557,035
Russell A. Childs	18-Feb-2014 & 15-May-2014(3)(4)	$532,573	—	17,504	22,741	$12.10/$11.36	$306,609
Wade J Steel	18-Feb-2014 & 15-May-2014(3)(4)	$301,652	—	8,843	11,488	$12.10/$11.36	$149,508
Bradford R. Rich	18-Feb-2014(3)(4)	$516,880	—	16,411	36,353	$12.10	$361,072
Michael B. Thompson	18-Feb-2014 & 15-May-2014(3)(4)	$286,474	—	8,404	10,919	$12.10/$11.36	$141,932
Bradford R. Holt	18-Feb-2014(3)(4)	$442,680	—	13,558	17,614	$12.10	$242,787
Michael J. Kraupp	18-Feb-2014(3)(4)	$213,904	—	5,974	14,275	$12.10	$136,094

(1)
The exercise price of the options of $12.10 per share for the February 18, 2014 grant date and $11.36 per share for the May 15, 2014 grant date is the market closing price of the Common Stock on the date of grant.

(2)
Column (h) shows the full grant date fair market value of the options granted in 2014 as computed under ASC Topic 718 and the expense attributable to restricted stock unit awards granted in 2014 (excluding the effect of estimates for forfeitures). Assumptions and methodologies used in the calculation of these amounts are included in footnotes to the Company's audited financial statements for the year ended December 31, 2014, which are included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

(3)
On February 18, 2014 and May 15, 2014, the Company granted stock options, restricted stock units and performance unit awards payable in cash pursuant to the 2010 Plan and approved the target annual performance bonuses for 2014. Each Executive's target level of performance units granted in 2014, earned in 2014 and payable in 2017, and target annual performance bonus earned in 2014, are included in the amount shown in column (c). Column (c) does not include or reflect the additional discretionary performance units awarded to certain Executives in February 2015 based on 2014 service that are described in footnote (1) to the Summary Compensation Table above. The number of shares underlying each Executive's stock option grant earned in 2014, which vest and become exercisable in 2017, is listed in column (f). The number of shares of Common Stock underlying each restricted stock unit award earned for year 2014 and payable in 2017 is shown in column (e). All of the long-term incentive awards included in columns (c) through (f), with the exception of the target annual performance bonus included in column (c), vest on the third anniversary of the date of grant (with earlier acceleration upon a change in control of the Company).

(4)
Based on the attained level of 2014 adjusted combined SkyWest Airlines and ExpressJet pretax earnings, excluding the discretionary non-performance-target-based performance unit awards approved by the Compensation Committee in 2015, each Executive earned 0.00% of his performance units awarded in 2014. Certain Executives, however, received a discretionary grant of additional performance units in 2015 in recognition of their 2014 service. Those additional discretionary performance unit grants are not reflected in this table but are included in the amounts shown for 2014 in column (d), captioned "Discretionary Bonus," of the Summary Compensation Table above.

Additionally, as a result of 2014 actual performance, the amounts of annual performance bonus, excluding discretionary bonuses approved by the Compensation Committee, earned in 2014 were: Mr. Atkin—$283,676; Mr. Childs—$237,593; Mr. Steel—$146,140; Mr. Rich—$185,039; Mr. Thompson—$138,239; Mr. Holt—$104,091; and Mr. Kraupp—$87,812.

Outstanding Equity Awards at Year-End

        The following table provides information on the year-end 2014 holdings of stock options and other stock awards (restricted stock units) by the Executives.

	Option Awards						Stock Awards
(a) Name	(b) Number of Securities Underlying Unexercised Options Exercisable (#)	(c) Number of Securities Underlying Unexercised Options Unexercisable (#)		(d) Option Exercise Price ($)	(e) Option Expiration Date(6)		(f) Number of Shares or Share Units That Have Not Vested (#)		(g) Market Value of Shares or Share Units That Have Not Vested(7)($)
Jerry C. Atkin	188,000	—		$17.11	1-Feb-15		—		—
	59,281	—		$25.80	6-Feb-15		—		—
	99,124	—		$15.24	4-Feb-16		—		—
	60,282			$14.49	3-Feb-17		—		—
	19,545			$15.51	2-Feb-18		—		—
	—	39,627	(1)	$13.06	15-Feb-19		24,119	(1)	$320,300
	—	32,255	(2)	$13.24	13-Feb-20		24,386	(2)	$323,846
	—	50,570	(3)	$12.10	18-Feb-21		27,354	(3)	$363,261
Russell A. Childs	40,000	—		$17.11	1-Feb-15		—		—
	30,142	—		$25.80	6-Feb-15		—		—
	51,024	—		$15.24	4-Feb-16		—		—
	31,029			$14.49	3-Feb-17		—		—
	9,929	—		$15.51	2-Feb-18		—		—
	—	22,979	(1)	$13.06	15-Feb-19		12,253	(1)	$162,720
	—	16,389	(2)	$13.24	13-Feb-20		12,391	(2)	$164,552
	—	18,054	(3)	$12.10	18-Feb-21		13,896	(3)	$184,539
	—	4,687	(4)	$11.36	15-May-21		3,608	(4)	$47,914
Wade J. Steel	1,107	—		$25.80	6-Feb-15		—		—
	4,910	—		$11.70	2-Feb-18		—		—
	—	4,674	(1)	$13.06	15-Feb-19		3,582	(1)	$47,569
	—	4,895	(2)	$13.24	13-Feb-20		3,701	(2)	$49,149
	—	5,429	(3)	$12.10	18-Feb-21		4,179	(3)	$55,497
	—	6,059	(4)	$11.36	15-May-21		4,664	(4)	$61,938
Bradford R. Rich	100,000	—		$17.11	1-Feb-15		—		—
	34,467	—		$25.80	6-Feb-15		—		—
	57,614	—		$15.24	4-Feb-16		—		—
	35,034	—		$14.49	3-Feb-17		—		—
	11,727			$15.51	2-Feb-18		—		—
	—	27,156	(1)	$13.06	15-Feb-19		14,472	(1)	$192,188
	—	19,353	(2)	$13.24	13-Feb-20		14,632	(2)	$194,313
	—	36,353	(3)	$12.10	15-May-21		16,411	(3)	$217,938
Michael B. Thompson	6,826	—		$25.80	6-Feb-15		—		—
	10,289	—		$15.24	4-Feb-16		—		—
	8,529	—		$14.49	3-Feb-17		—		—
	8,172	—		$15.51	2-Feb-18		—		—
	—	4,464	(1)	$13.06	15-Feb-19		3,422	(1)	$45,444
	—	4,582	(2)	$13.24	13-Feb-20		3,464	(2)	$46,002
	—	5,051	(3)	$12.10	18-Feb-21		3,888	(3)	$51,633
	—	5,868	(4)	$11.36	15-May-21		4,516	(4)	$59,972
Bradford R. Holt	48,000	—		$17.11	1-Feb-15		—		—
	26,211	—		$25.80	6-Feb-15		—		—
	47,835	—		$15.24	4-Feb-16		—		—
	29,094	—		$14.49	3-Feb-17		—		—
	9,929	—		$15.51	1-Apr-17	(5)	—		—
	—	22,979	(1)	$13.06	1-Apr-17	(5)	—		—
	—	16,389	(2)	$13.24	1-Apr-17	(5)	—		—
	—	17,614	(3)	$12.10	1-Apr-17	(5)	—		—

	Option Awards					Stock Awards
(a) Name	(b) Number of Securities Underlying Unexercised Options Exercisable (#)	(c) Number of Securities Underlying Unexercised Options Unexercisable (#)		(d) Option Exercise Price ($)	(e) Option Expiration Date(6)	(f) Number of Shares or Share Units That Have Not Vested (#)		(g) Market Value of Shares or Share Units That Have Not Vested(7)($)
Michael J. Kraupp	36,000	—		$17.11	1-Feb-15	—		—
	8,451	—		$25.80	6-Feb-15	—		—
	15,531	—		$15.24	4-Feb-16	—		—
	12,692	—		$14.49	3-Feb-17	—		—
	12,185	—		$15.51	2-Feb-18	—		—
	—	6,873	(1)	$13.06	15-Feb-19	5,268	(1)	$69,959
	—	7,045	(2)	$13.24	13-Feb-20	5,326	(2)	$70,729
	—	14,275	(3)	$12.10	18-Feb-21	5,974	(3)	$79,335

(1)
Awards scheduled to vest on February 15, 2015.

(2)
Awards scheduled to vest on February 13, 2016.

(3)
Awards scheduled to vest on February 18, 2017.

(4)
Awards scheduled to vest on May 15, 2017.

(5)
By agreement approved by the Compensation Committee, all option awards held by Mr. Holt with option expiration dates after April 1, 2017 were modified to have an option expiration date of April 1, 2017.

(6)
Stock options awarded through 2005 expire ten years from date of grant. Stock options granted in 2006 and after expire seven years from date of grant.

(7)
Based on market closing price per share of Common Stock of $13.28 on December 31, 2014.

Option Exercises and Stock Vested

        Stock options exercised and restricted stock units that vested for the Executives during the year ended December 31, 2014 are outlined below.

	Option Awards		Stock Awards
(a) Name	(b) Number of Shares Acquired On Exercise (#)(1)	(c) Value Realized on Exercise ($)	(d) Number of Shares Acquired on Vesting (#)(2)	(e) Value Realized on Vesting ($)
Jerry C. Atkin	—	—	19,342	$251,639
Russell A. Childs	—	—	9,826	$127,836
Wade J. Steel	—	—	2,012	$26,176
Bradford R. Rich	—	—	11,605	$150,981
Michael B. Thompson	—	—	2,696	$35,074
Bradford R. Holt	—	—	48,028	$410,149
Michael J. Kraupp	—	—	4,020	$52,300

(1)
No stock options were exercised by Executives during the year ended December 31, 2014.

(2)
By separation agreement approved by the Compensation Committee, Mr. Holt's outstanding restricted stock units vested at his retirement.

Non-Qualified Deferred Compensation for 2014

        Pursuant to the SkyWest Deferred Compensation Plan and the ExpressJet Deferred Compensation Plan, covered Executives may elect prior to the beginning of each calendar year to defer the receipt of base salary and annual performance bonuses earned for the ensuing calendar year. Amounts deferred are credited to an unfunded liability account maintained by the Company on behalf of the applicable

Executive, which account is deemed invested in and earns a rate of return based upon certain notational, self-directed investment options offered under the applicable plan.

        Each Executive's account under the SkyWest Deferred Compensation Plan and ExpressJet Deferred Compensation Plan, as applicable, is also credited with a discretionary employer contribution monthly, whether or not the Executive contributes. For 2014 that discretionary employer contribution was 15% of the Executive's salary and annual bonus. Participant account balances under the SkyWest and ExpressJet Deferred Compensation Plans are fully vested and will be paid by the Company to each Executive upon retirement or separation from employment, or on other specified dates, in a lump sum form or in installments according to a schedule elected in advance by the Executive.

        The following table provides information regarding the SkyWest Deferred Compensation Plan for the Executives for the year ended December 31, 2014:

(a) Name(1)	(b) Executive Contributions in Last Year ($)	(c) Registrant Contributions in Last Year ($)(2)	(d) Aggregate Earnings in Last Year ($)(3)	(e) Aggregate Withdrawals/ Distributions in Last Year ($)	(f) Aggregate Balance at Last Year End ($)
SkyWest
Jerry C. Atkin	—	$100,834	$218,505	—	$3,392,473
Russell A. Childs	—	$77,440	$41,121	—	$907,567
Wade J. Steel	—	$37,640	$5,108	—	$140,679
Bradford R. Rich	—	$72,321	$80,755	—	$1,745,133
Michael B. Thompson	$478	$34,990	$15,920	—	$300,339
Bradford R. Holt	—	$0	$14,096	$316,919	$170,367
Michael J. Kraupp	—	$42,757	$56,932	—	$950,098

(1)
For 2014, Messrs. Atkin, Childs, Steel, Rich, Thompson and Kraupp were covered by the SkyWest Deferred Compensation Plan only and Mr. Holt was covered by both the SkyWest Deferred Compensation Plan (as to contributions for years prior to 2009 and earnings thereon only) and the ExpressJet Deferred Compensation Plan (with respect to contributions for 2009 through 2014 and earnings thereon).

(2)
The amounts in column (c) reflect the amounts of employer contributions credited under the applicable deferred compensation plan for 2014 at the rate of 15% of each Executive's 2014 base salary and annual bonus which was paid in 2014. The amounts reported in column (c) are also included in the amounts reported in the "Other Compensation" column of the Summary Compensation Table appearing above.

(3)
The amounts in column (d) reflect the notational earnings during 2014 credited to each Executive's account under the SkyWest Deferred Compensation Plan. These amounts are not reported in the Summary Compensation Table because they are based on market rates determined by reference to mutual funds that are available to participants in the SkyWest 401(k) Plan or otherwise broadly available.

        The table below shows the funds available for notational investment under the SkyWest Deferred Compensation Plan, and the annual rate of return for the calendar year ended December 31, 2014:

Name of Fund	Rate of Return
NVIT Money Market Fund Class I	0.00%
PIMCO VIT Total Return Admin	4.43%
PIMCO VIT Real Return Admin	3.87%
Invesco Van Kampen V.I. Growth & Income I	10.28%
Dreyfus Stock Index Initial	13.42%
American Fund IS Growth 2	8.51%
Nationwide NVIT Mid Cap Index I	9.42%
Fidelity VIP Mid Cap Svc	6.20%
AllianceBernstein VPS Small/Mid Cap Value A	9.20%
Royce Capital Small Cap	3.24%
Ivy VIP Small Cap Growth	1.59%
MFS VIT II International Value Svc	1.13%
Invesco VIF International Growth I	0.33%

        The following table provides information regarding the ExpressJet Deferred Compensation Plan for Mr. Holt for 2014.

(a) Name	(b) Executive Contributions in Last Year ($)	(c) Registrant Contributions in Last Year ($)(1)	(d) Aggregate Earnings in Last Year ($)(2)	(e) Aggregate Withdrawals/ Distributions in Last Year ($)	(f) Aggregate Balance at Last Year End ($)
Bradford R. Holt	—	$67,289	$13,921	—	$455,409

(1)
The amount in column (c) reflects the employer contributions credited in 2014 at the rate of 15% of Mr. Holt's 2014 base salary and 2013 annual bonus which was paid in 2014. The amount reported in column (c) is also included in the amount reported in the "Other Compensation" column of the Summary Compensation Table appearing above.

(2)
The amounts in column (d) reflect the notational earnings during 2014 credited to Mr. Holt's account under the ExpressJet Deferred Compensation Plan. This amount is not reported in the Summary Compensation Table because it is based on market rates determined by reference to mutual funds that are available to participants in the ExpressJet 401(k) Plan or, in certain cases, otherwise broadly available.

        The table below shows the funds available under the ExpressJet Deferred Compensation Plan, and the annual rate of return for the calendar year ended December 31, 2014:

Name of Fund	Rate of Return
American Century Equity Income-Inst	12.56%
American Century International Growth-Inst	–5.12%
American Century Premium Money Market-Inv	0.02%
American Century Strategic Alloc Aggressive-Inv	6.96%
American Century Strategic Alloc Conservative-Inv	6.28%
American Century Strategic Alloc Moderate-Inv	6.68%
American Century Value-Inst	13.10%
Buffalo Small Cap	–6.55%
JPMorgan Equity Index-Select	13.41%
JPMorgan Large Cap Growth-R6	11.13%

Potential Payments upon Termination or Change in Control

        The information below describes and quantifies certain payments or benefits that would be payable under the existing plans and programs of the Company and its subsidiaries if an Executive's employment had terminated on December 31, 2014, or the Company had undergone a change in control on December 31, 2014. These benefits are in addition to benefits generally available to all salaried employees of the Company in connection with a termination of employment, such as distributions from the 401(k) Plans, disability and life insurance benefits, the value of employee-paid group health plan continuation coverage under the Consolidated Omnibus Reconciliation Act, or "COBRA" and accrued vacation pay. Except as noted below, the Executives do not have any other severance benefits, severance agreements or change-in-control agreements.

        Accelerated Vesting of Stock Options and Stock Awards Upon Change In Control.    Under the Company's long-term incentive plans, all outstanding stock options, restricted stock units and performance units held by an Executive on December 31, 2014, would have become fully vested upon a "change in control" occurring on that date without regard to whether the Executive terminated employment in connection with or following the change in control. The Company's long-term incentive plans generally define a "change in control" as any of the following events: (i) the acquisition by any person of 50% or more of the Company's voting shares, (ii) replacement of a majority of the Company's directors within a two-year period under certain conditions, or (iii) shareholder approval of a merger in which the Company is not the surviving entity, sale of substantially all of the Company's assets or liquidation. All shares of restricted stock previously issued under the Company's 2006 Long-Term Incentive Plan and prior long-term incentive plans became fully vested prior to 2014; accordingly, a change in control of the Company in 2014 would not have accelerated the vesting of such restricted stock.

        The following table shows for each Executive the intrinsic value of his unvested stock options, unvested restricted stock units and performance units payable in cash, as of December 31, 2014, that would have been accelerated had a change in control of the Company occurred on that date, calculated in the case of restricted stock units and stock options, by multiplying the number of underlying shares by the closing price of the Common Stock on the last trading day of 2014 ($13.28 per share) and, in the case of stock options, by then subtracting the applicable option exercise price:

Name	Early Vesting of Stock Options	Early Vesting of Restricted Stock Units	Early Vesting of Performance Units
Jerry C. Atkin	$69,681	$1,007,408	$1,150,495
Russell A. Childs	$36,014	$559,725	$646,573
Wade J. Steel	$19,264	$214,153	$224,944
Bradford R. Rich	$49,645	$604,439	$706,988
Michael B. Thompson	$18,392	$203,051	$213,629
Michael J. Kraupp	$18,638	$220,023	$235,965

        If a change in control with respect to the Company results in acceleration of vesting of an Executive's otherwise unvested stock options, unvested restricted stock units or performance unit awards payable in cash, and if the value of such acceleration equals or exceeds three times the Executive's average W-2 compensation with the Company for the five taxable years preceding the year of the change in control (the "Base Period Amount"), the acceleration would result in an excess parachute payment under Code Section 280G. An Executive would be subject to a 20% excise tax on any such parachute payment in excess of the Base Period Amount, and the Company would be unable to deduct the amount of the parachute payment in excess of the Base Period Amount for tax purposes. The Company has not agreed to provide its Executives with any gross-up or reimbursement for excise taxes imposed on excess parachute payments.

        Deferred Compensation.    If the employment of an Executive were terminated on December 31, 2014, the Executive would have become entitled to receive the balance in his account under the applicable deferred compensation plan. Distribution would be made in the form of a lump sum or in installments, and in accordance with the distributions schedule elected by the Executive under the applicable plan. The 2014 year-end account balances under those plans are shown in column (e) in the applicable Non-qualified Deferred Compensation Tables set forth above. An Executive's account balance would continue to be credited with notational investment earnings or losses through the date of actual distribution.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transaction with Related Party

        Jerry C. Atkin, the Company's Chairman of the Board and Chief Executive Officer, serves as a director of Zions. The Company maintains a line of credit and certain bank accounts with Zions. Zions is an equity participant in leveraged leases on eight aircraft operated by the Company's subsidiaries. Zions also refinanced eight of the Company's aircraft in 2012 for terms of three to four years, becoming the debtor on these aircraft. An affiliate of Zions, Zion's First National Bank, also serves as the Company's transfer agent. The Company's cash balances in the accounts held at Zions as of December 31, 2014 and 2013 were $90.6 million and $81.8 million, respectively. The loans made by Zions to the Company were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Zions, and did not involve more than the normal risk of collectability or present other unfavorable features.

Review and Approval of Transactions with Related Parties

        The Company believes that transactions between the Company and its directors and executive officers, or between the Company and persons related to directors and executive officers of the Company, present a heightened risk of creating or appearing to create a conflict of interest. Accordingly, the Company has adopted a policy regarding related-party transactions that has been approved by the Board and incorporated into the Charter of the Audit and Finance Committee. The policy provides that the Audit and Finance Committee will review all transactions between the Company and related persons (as defined in Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission) for potential conflicts of interest. Under the Company's policy, all transactions between the Company and related persons are required to be submitted to the Audit and Finance Committee for approval prior to the Company's entry or participation in such transactions.

DIRECTOR COMPENSATION

        The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve as directors. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company, as well as the skill level required by the Company of its directors. Each director is encouraged to own at least 8,000 shares of Common Stock.

Cash Compensation Paid to Directors

        For the year ended December 31, 2014, all directors who were not employees of the Company received an annual cash retainer of $40,000 and attendance fees of $2,000 for each in-person Board meeting attended, $1,800 for each in-person Audit and Finance Committee meeting attended, $1,400 for each in-person Compensation Committee meeting attended, $1,400 for each in-person Nominating and Corporate Governance Committee meeting attended and $1,400 for each in-person Safety and Compliance Committee meeting attended. Non-employee directors who participated in telephonic meetings of the Board or its committees were also paid $1,000 for each telephonic Board meeting, $1,000 for each telephonic Audit and Finance Committee meeting and $1,000 for each telephonic Compensation Committee meeting, $1,000 for each telephonic Nominating and Corporate Governance Committee meeting and $1,000 for each telephonic Safety and Compliance Committee meeting. The Chairman of the Audit and Finance Committee was paid an annual fee of $16,000, the Chairman of the Compensation Committee was paid an annual fee of $5,000, the Chairman of Nominating and Corporate Governance Committee was paid an annual fee of $4,000, the Chairman of the Safety and Compliance Committee was paid an annual fee of $4,000 and the Lead Independent Director was paid an annual fee of $18,000. Jerry C. Atkin, who is the Chairman of the Board and an employee of the Company, received no compensation for his service on the Board.

Stock Awards

        Each non-employee director receives a stock award annually. On February 18, 2014, each of the non-employee directors who were not serving as directors on that date, received an award of 4,959 shares of Common Stock, representing $60,000 of value based on the closing price of the Common Stock on the date of award. The Company did not grant stock options to its non-employee directors in 2014.

 DIRECTOR SUMMARY COMPENSATION TABLE

        The table below summarizes the compensation paid by the Company to its non-employee directors for the year ended December 31, 2014.

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
J. Ralph Atkin	$51,800	$60,000	—	—	—	$111,800
W. Steve Albrecht	$64,800	$60,000	—	—	—	$124,800
Margaret S. Billson	$64,800	$60,000	—	—	—	$124,800
Henry J. Eyring	$72,200	$60,000	—	—	—	$132,200
Ronald J. Mittelstaedt	$57,000	$60,000	—	—	—	$117,000
Robert G. Sarver	$61,000	$60,000	—	—	—	$121,000
Keith E. Smith	$61,600	$60,000	—	—	—	$121,600
Steven F. Udvar-Hazy	$83,800	$60,000	—	—	—	$143,800
James L. Welch	$66,600	$60,000	—	—	—	$126,600

(1)
Jerry C. Atkin, the Chairman of the Board and Chief Executive Officer of the Company, is not included in the foregoing table as he is an employee of the Company and receives no monetary compensation for his services as Chairman of the Board.

(2)
Represents the closing price of the Common Stock awarded on the grant date of (a) February 18, 2014, of $12.10 per share, multiplied by the 4,959 shares, in the case of each non-employee director. These amounts are the aggregate grant date fair market values of awards as computed under ASC Topic 718. All such shares of Common Stock are fully vested.

(3)
As of December 31, 2014, each of the following non-employee directors of the Company held unexercised options to purchase the following number of shares of Common Stock: J. Ralph Atkin: 16,000; W. Steve Albrecht: 16,000; Robert G. Sarver: 16,000; Steven F. Udvar-Hazy: 16,000.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Security Ownership of Directors and Executive Officers

        The following table sets forth the beneficial ownership of the Common Stock as of March 4, 2015, for each director and nominee for director, each Executive, and by all directors (including nominees) and executive officers of the Company as a group.

Name	Common Stock	Options Exercisable	Unvested Restricted Shares	Total	Beneficial Ownership(1)
Jerry C. Atkin	1,212,718	349,735	115,514	1,677,967	3.3%
Russell A. Childs	23,271	191,114	78,747	293,132	(2)
Wade J. Steel	44	40,443	38,126	78,613	(2)
Bradford R. Rich	44,590	187,237	31,043	262,870	(2)
Michael B. Thompson	4,043	64,346	34,816	103,205	(2)
Bradford R. Holt	25,574	143,840	—	169,414	(2)
Michael J. Kraupp	22,951	64,394	—	87,345	(2)
W. Steve Albrecht	29,725	—	—	29,725	(2)
Margaret S. Billson	28,500	—	—	28,500	(2)
Henry J. Eyring	37,080	—	—	37,080	(2)
Ronald J. Mittelstaedt	10,382	—	—	10,382	(2)
Andrew C. Roberts(3)	—	—	—	—	(2)
Robert G. Sarver	58,300	—	—	58,300	(2)
Keith E. Smith	20,382	—	—	20,382	(2)
Steven F. Udvar-Hazy	38,120	—	—	38,120	(2)
James L. Welch	30,720	—	—	30,720	(2)
All officers and directors as a group (17 persons)	1,603,436	1,138,230	353,254	3,094,920	6.0%

(1)
Based on 51,591,880 shares outstanding as of March 4, 2015.

(2)
Less than one percent of the total shares outstanding as of March 4, 2015.

(3)
Not currently serving as a director; however, Mr. Roberts is nominated for election as a director at the Meeting.

Security Ownership of Other Beneficial Owners

        As of March 4, 2015, the Company's records and other information available from outside sources indicated that the following shareholders were beneficial owners of more than five percent of the outstanding shares of Common Stock. The information following is as reported in their filings with the

Securities and Exchange Commission. The Company is not aware of any other beneficial owner of more than 5% of the Common Stock.

	Amount of Beneficial Ownership
	Common Stock
Name	Shares	Percent of Class
Dimensional Fund Advisors LP	4,317,802	8.4%
6300 Bee Cave Road
Austin, TX 78746
Black Rock, Inc.	3,983,769	7.7%
55 East 52nd Street
New York, NY 10022
Franklin Resources Inc.	2,976,615	5.8%
One Franklin Parkway
San Mateo, CA 94403
Vanguard Group Inc.	3,280,017	6.4%
100 Vanguard Blvd
Malvern, PA 19355

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

        Section 14A of the Exchange Act, which was enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, requires that the Company provide its shareholders with the opportunity to vote on an advisory (non-binding) resolution to approve the compensation of the Executives (referred to as a "Say-on-Pay" proposal) as disclosed in this Proxy Statement.

  Accordingly, the following resolution will be submitted to the Company's shareholders for approval at the Meeting:

  "RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the Executives, as disclosed in the Company's Proxy Statement for the 2015 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2014 Executive Compensation table and the other related tables and disclosure."

        As described in detail under the heading "Compensation Discussion and Analysis," the Board believes the Company's compensation of the Executives achieves the primary goals of (i) attracting and retaining experienced, well-qualified executives capable of implementing the Company's strategic and operational objectives, (ii) aligning management compensation with the creation of shareholder value on an annual and long-term basis, and (iii) linking a substantial portion of the Executives' compensation with long-term Company performance and the achievement of pre-determined goals, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. The Board encourages you to review in detail the Compensation Discussion and Analysis beginning on page 24 of this Proxy Statement and the executive compensation tables beginning on page 36 of this Proxy Statement. In light of the information set forth in such sections of this Proxy Statement, the Board believes the compensation of the Executives for the fiscal year ended December 31, 2014 was fair and reasonable and that the Company's compensation programs and practices are in the best interests of the Company and its shareholders.

        The vote on this Say-on-Pay resolution is not intended to address any specific element of compensation; rather, the vote relates to all aspects of the compensation of the Executives, as described in this Proxy Statement. While this vote is only advisory in nature, which means that the vote is not binding on the Company, the Board and the Compensation Committee (which is composed solely of independent directors), value the opinion of the Company's shareholders and will consider the outcome of the vote when addressing future compensation arrangements.

        We are required under current law to hold this advisory "Say-on-Pay" vote at least once every three years. We have held such an advisory vote at each of our annual meetings of shareholders since 2011 and currently anticipate that we will hold a similar vote on an annual basis until we hold our next shareholder advisory vote on the frequency of future Say-on-Pay votes.

Voting

        Approval of the resolution above (on a non-binding, advisory basis) requires that the number of votes cast at the Meeting, in person or by proxy, in favor of the resolution exceeds the number of votes cast in opposition to the resolution.

The Board and the Compensation Committee Recommend that Shareholders Vote FOR Approval of the Compensation of the Executives, as disclosed in this Proxy Statement.

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit and Finance Committee has recommended and approved the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm (independent auditors) to examine the consolidated financial statements of the Company for the year ending December 31, 2015. The Company is seeking shareholder ratification of such action.

        It is expected that representatives of Ernst & Young LLP will attend the Meeting and be available to make a statement or respond to appropriate questions.

The Board and the Audit and Finance Committee Recommend that Shareholders Vote FOR the Ratification of Appointment of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm (Independent Auditors) for the year ending December 31, 2015.

 AUDIT AND FINANCE COMMITTEE DISCLOSURE

Who served on the Audit and Finance Committee?

        The members of the Audit and Finance Committee as of December 31, 2014, were W. Steve Albrecht (Chairman), Henry J. Eyring, Robert G. Sarver, Keith E. Smith and James Welch. Each member of the Audit and Finance Committee has been determined by the Board to be independent under the rules of the Securities and Exchange Commission and The Nasdaq Global Select Market. The Board has determined that W. Steve Albrecht, who served on the Audit and Finance Committee during the year ended December 31, 2014, is an "audit committee financial expert" as defined in Item 401(h) (2) of Regulation S-K promulgated under the Exchange Act.

What document governs the activities of the Audit and Finance Committee?

        The Audit and Finance Committee acts under a written charter, which sets forth its responsibilities and duties, as well as requirements for the Audit and Finance Committee's composition and meetings. The Audit and Finance Committee charter is available on the Company's website at www.SkyWest.com, and is also available in print, free of charge, upon request. Requests for a printed copy of the Audit and Finance Committee charter should be submitted to Eric J. Woodward, Chief Accounting Officer of the Company, at 444 South River Road, St. George, Utah 84790.

How does the Audit and Finance Committee conduct its meetings?

        During the year ended December 31, 2014, the Audit and Finance Committee met with the senior members of the Company's financial management team at each of its regular scheduled quarterly meetings. The Audit and Finance Committee also met with representatives of Ernst & Young, LLP ("EY"), the Company's independent registered public accounting firm, at each of its in-person meetings and met with representatives of Protiviti, Inc. ("Protiviti"), the Company's principal internal auditor, at several of its meetings. Agendas for the Audit and Finance Committee's meetings are established by the Chairman of the Audit and Finance Committee, after consultation with the Company's Chief Financial Officer and Treasurer and Chief Accounting Officer. At those meetings, the Audit and Finance Committee reviewed and discussed the Company's financial performance, financial reporting practices, various financial and regulatory issues, accounting and financial management issues, developments in the accounting profession, as well as the Company's industry, risk management and a summary of calls received on the Company's anonymous reporting line. The Audit and Finance Committee also had separate, executive sessions regularly with representatives of EY, the Company's Chief Financial Officer, Protiviti and the Company's legal counsel, at which meetings candid discussions of financial management, accounting, internal controls and legal and compliance issues took place. Additionally, the Chairman of the Audit and Finance Committee had separate discussions regularly with the Chief Accounting Officer and representatives of EY, Protiviti and the Company's legal counsel.

Does the Audit and Finance Committee review the periodic reports and other public financial disclosures of the Company?

        The Audit and Finance Committee reviews each of the Company's quarterly and annual reports, including Management's Discussion and Analysis of Financial Condition and Results of Operations. As part of its review, the Audit and Finance Committee discusses the reports with the Company's management and independent registered public accounting firm and considers the audit and review reports prepared by the independent registered public accounting firm about the Company's quarterly and annual reports, as well as related matters such as the quality (and not just the acceptability) of the Company's accounting practices, alternative methods of accounting under generally accepted accounting principles in the United States ("GAAP") and the preferences of the independent registered public accounting firm in this regard, the Company's critical accounting policies and the clarity and completeness of the Company's financial and other disclosures.

Did the Audit and Finance Committee play any role in connection with the Company's report on internal controls?

        The Audit and Finance Committee reviewed management's report on internal control over financial reporting, required under Section 404 of the Sarbanes Oxley Act of 2002 and related rules. As part of this review, the Audit and Finance Committee reviewed the bases for management's conclusions in that report, and also reviewed the report of the independent registered public accounting firm on internal control over financial reporting. Throughout the year ended December 31, 2014, the Audit and Finance Committee reviewed management's plan for documenting and testing controls, the results of their documentation and testing, any deficiencies discovered and the resulting remediation of any such deficiencies.

What is the role of the Audit and Finance Committee in connection with the financial statements and controls of the Company?

        Management of the Company has primary responsibility for the Company's financial statements and internal control over the Company's financial reporting. The Company's independent registered public accounting firm has responsibility for the integrated audit of the Company's financial statements and internal control over financial reporting. It is the responsibility of the Audit and Finance Committee to oversee financial and control matters, among other responsibilities fulfilled by the Audit and Finance Committee under its charter. The Audit and Finance Committee meets regularly with representatives of EY and Protiviti, without the presence of management, to ensure candid and constructive discussions about the Company's compliance with accounting standards and best practices among public companies comparable in size and scope to the Company. The Audit and Finance Committee also regularly reviews with its outside advisors material developments in the law and accounting literature that may be pertinent to the Company's accounting financial reporting practices.

Does the Audit and Finance Committee have any policy-making responsibility?

        From time to time, the Audit and Finance Committee establishes certain policies as required by the rules of the Securities and Exchange Commission and the listing standards of The Nasdaq Global Select Market. For example, the Audit and Finance Committee has established a policy for the receipt and retention (including on an anonymous basis) of complaints about financial and control matters. The Audit and Finance Committee also has implemented a policy that addresses when the Company may recruit personnel who formerly were employed by the Company's independent registered public accounting firm. In other cases, the Audit and Finance Committee is responsible for overseeing the efficacy of management policies, including compliance with the Company's Code of Ethics and the availability of perquisites.

What matters have members of the Audit and Finance Committee discussed with the independent registered public accounting firm?

        In its meetings with representatives of EY, the Audit and Finance Committee asked EY to address and discuss their responses to several questions that they believed were particularly relevant to its oversight. These questions included:

  •
  Are there any significant judgments made by management in preparing the financial statements that would have been made differently had EY prepared and been responsible for the financial statements?

  •
  Based on EY's experience, and their knowledge of the Company, do the Company's financial statements fairly present to investors, with clarity and completeness, the Company's financial position and performance for the reporting period in accordance with GAAP and Securities and Exchange Commission disclosure requirements?

  •
  Based on EY's experience, and their knowledge of the Company, has the Company implemented internal controls and internal audit procedures that are appropriate for the Company?

  •
  During the course of the applicable year, has EY received any communication or discovered any information indicating any improprieties with respect to the Company's accounting and reporting procedures or reports?

        The Audit and Finance Committee has also discussed with EY that they are retained by the Audit and Finance Committee and that they must raise any concerns about the Company's financial reporting and procedures directly with the Audit and Finance Committee. Based on these discussions and its discussions with management, the Audit and Finance Committee believes it has a basis for its oversight judgments and for recommending that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014.

What has the Audit & Finance Committee done with regard to the Company's audited financial statements for the year ended December 31, 2014?

        The Audit and Finance Committee has:

  •
  Reviewed and discussed the Company's audited financial statements with the Company's management; and

  •
  Discussed with EY the matters required to be discussed by applicable standards of the Public Accounting Oversight Board.

Has the Audit and Finance Committee considered the independence of the Company's independent registered public accounting firm?

        The Audit and Finance Committee has received from EY the written disclosures regarding the accounting firm's independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with EY their independence. The Audit and Finance Committee has concluded that EY is independent from the Company and its management.

Has the Audit and Finance Committee made a recommendation regarding the audited financial statements for the year ended December 31, 2014?

        Based upon its review and the discussions with management and the Company's independent registered public accounting firm, the Audit and Finance Committee recommended to the Board that the audited consolidated financial statements for the Company be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014.

Does the Audit and Finance Committee provide a periodic report of its activities to the Board?

        The Audit and Finance Committee provides reports of its activities at each regularly scheduled Board meeting.

Has the Audit and Finance Committee reviewed the fees paid to the Company's independent registered public accounting firm during the year ended December 31, 2014?

        The Audit and Finance Committee has reviewed and discussed the fees paid to EY during the year ended December 31, 2014, for audit, audit-related, tax and other services, which are set forth below under "Fees Paid to Independent Registered Public Accounting Firm." The Audit and Finance Committee has concluded that EY's delivery of non-audit services is compatible with EY's independence.

What is the Company's policy regarding the retention of the Company's independent registered public accounting firm?

        The Audit and Finance Committee has adopted a policy regarding the retention of the independent registered public accounting firm that requires pre-approval of all services by the Audit and Finance Committee or the Chairman of the Audit and Finance Committee. When services are pre-approved by the Chairman of the Audit and Finance Committee, notice of such approval is given to the other members of the Audit and Finance Committee and presented to the full Audit and Finance Committee at its next scheduled meeting.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

        During the years ended December 31, 2014 and 2013, the Company paid EY fees in the aggregate amount of $1,129,000 and $1,114,000, respectively, for the annual audit of the Company's financial statements, the quarterly reviews of the Company's financial statements included in its Quarterly Reports on Form 10-Q, audits of the closing balance sheets of certain businesses acquired, and the review of the Company's registration statements.

Audit-Related Fees, Tax Fees and All Other Fees

        During the year ended December 31, 2014, the Company paid $44,000 to EY as audit-related fees, tax fees and all other fees primarily related to domestic and international tax services.

 REPORT OF THE AUDIT AND FINANCE COMMITTEE

        In connection with the financial statements for the year ended December 31, 2014, the Audit and Finance Committee has:

  (1)
  reviewed and discussed the audited financial statements with management;

  (2)
  discussed with EY, the Company's independent registered public accounting firm, the matters required to be discussed by applicable standards of the Public Accounting Oversight Board and

  (3)
  received the written disclosure and letter from EY regarding the auditors' independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent auditors the independent auditor's independence.

        Based upon these reviews and discussions, the Audit and Finance Committee recommended to the Board at the February 11, 2015 meeting of the Board that the Company's audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission. The Board approved this inclusion.

The Audit and Finance Committee

W. Steve Albrecht, Chair
Henry J. Eyring
Robert G. Sarver
Keith E. Smith
James L. Welch

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        The Company's executive officers, directors and 10% shareholders are required under Section 16 of the Exchange Act to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Copies of these reports must also be furnished to the Company.

        Based solely on a review of copies of reports furnished to the Company, or written representations that no reports were required, the Company believes that during 2014 its executive officers, directors and 10% holders complied with all filing requirements of Section 16 of the Exchange Act.

SHAREHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING OF SHAREHOLDERS

        If any shareholder intends to present a proposal to be considered for inclusion in the Company's proxy material in connection with the Company's 2016 Annual Meeting of Shareholders, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8—Shareholder Proposals) and received by the Chief Accounting Officer of the Company on or before November 19, 2015. Shareholder proposals to be presented at the 2016 Annual Meeting of Shareholders which are not to be included in the Company's proxy materials must be received by the Company no earlier February 5, 2016, nor later than February 25, 2016, in accordance with the procedures set forth in the Company's Bylaws.

 DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

        In instances in which multiple holders of the Common Stock share a common address and are the beneficial owners, but not the record holders, of those shares of Common Stock, the holders' banks, brokers or other nominees may only deliver one copy of this Proxy Statement and the Company's 2014 Annual Report to Shareholders, unless the applicable bank, broker or nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written request, a separate copy of this Proxy Statement and the Company's 2014 Annual Report to Shareholders to any shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of this Proxy Statement and the Company's 2014 Annual Report to Shareholders should submit a request in writing to Eric J. Woodward, Chief Accounting Officer of the Company, 444 South River Road, St. George, Utah 84790. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

OTHER BUSINESS

        The Company's management does not know of any other matter to be presented for action at the Meeting. However, if any other matters should be properly presented at the Meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment.

Eric J. Woodward

Chief Accounting Officer St. George, Utah

March 18, 2015

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000232277_1 R1.0.0.51160 SKYWEST, INC. ATTN: ERIC WOODWARD 444 SOUTH RIVER ROAD ST. GEORGE, UT 84790 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: For Against Abstain 1. Election of Directors 01 Jerry C. Atkin 02 W. Steve Albrecht 03 Henry J. Eyring 04 Ronald J. Mittelstaedt 05 Andrew C. Roberts 06 Keith E. Smith 07 Steven F. Udvar-Hazy 08 James L. Welch The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 To approve, by non-binding vote, the compensation of the company's named executive officers. For Against Abstain 3 To ratify the appointment of Ernst & Young, LLP as independent registered public accounting firm. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

0000232277_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SKYWEST, INC. The undersigned hereby appoint(s) Jerry C. Atkin and Eric J. Woodward and each of them, with the power to act without the other and with power of substitution, as proxies and attorneys-in-fact and herby authorizes them to represent and vote, as provided on the other side, all the shares of SkyWest , Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders to be held at 11:00 a.m., MDT on May 5, 2015 at the SkyWest headquarters located at 444 South River Road, St. George, Utah, and any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, AND FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. Continued and to be signed on reverse side